As filed with the Securities and Exchange Commission December 9, 2005	Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRE GAMING, INC.
(Name of small business issuer in its charter)

Minnesota	7999	41-1675041
(State or jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1466 Pioneer Way, No. 10
El Cajon, California 92020
(612) 279-2030
(Address and telephone number of principal executive offices and principal place of business)

Mr. Kevin M. Greer, Chief Financial Officer	With copies to:
Spectre Gaming, Inc.	William M. Mower, Esq.
800 Nicollet Mall, Suite 2690	Paul D. Chestovich, Esq.
Minneapolis, Minnesota 55402	Maslon Edelman Borman & Brand, LLP
Telephone: (612) 279-2017	90 South 7th Street, Suite 3300
Facsimile: (612) 338-7332	Minneapolis, Minnesota 55402
(Name, address and telephone number of agent for service)	Telephone: (612) 672-8200
Facsimile: (612) 672-8397

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement, as shall be determined by the selling shareholders identified herein.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for such offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, $0.01 par value (1)	7,393,124	$1.61	$11,902,930	$1,273.61
Common stock, $0.01 par value (2)	4,637,500	$1.60	$7,420,000	$793.97
Common stock, $0.01 par value (3)	1,106,816	$1.70	$1,881,587	$201.33
Common stock, $0.01 par value (4)	3,323,238	$1.70	$5,649,505	$604.50
Common stock, $0.01 par value (5)	350,000	$1.70	$595,000	$63.67

(1)	Common stock issuable upon exercise of certain warrants, the registration fee for which is computed in accordance with Rule 457(g), based upon the weighted-average exercise prices of such warrants.
(2)	Common stock issuable upon conversion of Series B Variable Rate Convertible Preferred Stock, the registration fee for which is computed under Rule 457(g).
(3)	Common stock issuable as dividends on Series B Variable Rate Convertible Preferred Stock, the registration fee for which is computed under Rule 457(c).
(4)
Common stock that may be issued pursuant to contractual obligations entered into by the registrant in connection with its offer and sale of Series B Variable Rate Convertible Preferred Stock, the registration fee for which is computed under Rule 457(c).

(5)	Outstanding and issuable common stock, the registration fee for which is computed under Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2005

PROSPECTUS

Spectre Gaming, Inc.

16,810,678 Shares of Common Stock

The selling shareholders identified on pages 29-31 of this prospectus are offering on a resale basis a total of 16,810,678 shares of our common stock, including 7,393,124 shares issuable upon exercise of outstanding warrants and 4,637,500 shares issuable upon conversion of outstanding preferred stock, 1,106,816 shares issuable as payment of dividends on Series B Variable Rate Convertible Preferred Stock, 3,323,238 shares that the Company may issue upon certain events pursuant to contractual obligations entered into in connection with its offer and sale of Series B Variable Rate Convertible Preferred Stock, and 350,000 shares issued and issuable under certain contractual provisions. We will not receive any proceeds from the sale of shares sold by the selling shareholders.

Our common stock is quoted on the over-the-counter bulletin board under the symbol “SGMG.” On December 7, 2005, the last sales price for our common stock as reported on the over-the-counter bulletin board was $1.95.

The securities offered by this prospectus involve a high degree of risk. For more information, see “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2005

This prospectus is not an offer or solicitation in respect to the securities covered hereby in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the SEC. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Spectre,” the “Company,”“we,”“us” and “our” refer to Spectre Gaming, Inc.

Our Company

Spectre Gaming, Inc. (OTCBB: SGMG) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000, changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc.

In May 2005, the Company acquired the exclusive license to a proprietary technology for the development and deployment of casino-style redemption or amusement-with-prize (“AWP”) games. The Company has begun the development of AWP games and plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices. The Company has decided to focus its efforts in this market.

Our principal executive office is located at 1466 Pioneer Way, No. 10, El Cajon, California 92020. Our telephone number at that office is (619) 440-6183. Our internet website is www.spectregaming.com.

Markets

The AWP marketplace in the United States is estimated to generate over $2 billion in annual gross revenue. The Company has identified four specific aspects of this market, or submarkets, to focus on: countertop and touchscreen machines, redemption and novelty, eight-liner/video poker, and other aspects that we believe are untapped.

Countertops/Touchscreens—The countertop/slant-top game submarket flourishes in bars, lounges and truck stops across America. This submarket is primarily serviced by amusement operators that distribute juke boxes, pool tables, electronic dart boards and other amusement devices, and is estimated to have over 146,000 devices producing annual gross revenues of approximately $698 million. This submarket is composed of stand-alone games with what we believe to be antiquated technology. For example, these games do not operate under a client/server model, have no downloadable capabilities and game changes require board swap or EPROM (Erasable, Programmable, Read Only Memory) changes and new graphics. We believe that the delivery of the Spectre system will facilitate the changing of games once they have met their normal “shelf life,” and at a fraction of the current cost.

Redemption/Novelty—The redemption/novelty segment currently is composed of approximately 1,700 operators with over 73,000 devices producing annual gross revenues of approximately $509 million. 74% of these redemption and novelty gaming devices are at street locations, including theaters, restaurants and adult entertainment centers (e.g., Dave and Busters, Game Works). This submarket is primarily serviced by the same amusement operators that currently dominate the countertop/slant-top marketplace.

Eight Liner/Video Poker—The Eight Liner/Video poker segment is the fastest growing market in the United States. This market has historically been served by the amusement industry with very little tie-in to legitimate gaming device manufacturers. Suppliers within this segment are commonly known as “Grey Area” manufacturers and are typically “mom and pop” final assemblers having less than $10 million in annual revenue. It is estimated that there are over 51,000 eight liners and 57,000 video poker devices currently in operation generating combined gross revenue of over $1.6 billion annually. Many of these devices are believed to be operating in various legally non-compliant manners and can be subject to criminal and civil seizures and forfeitures.

Untapped Markets—This marketplace consists of jurisdictions and locations within the United States where no form of gaming devices (i.e., Class II/Class III) are currently permitted. These locations include race tracks, strip malls, bingo halls, VFW halls, Jewish War Vets, Disabled American Vet facilities and various Native American tribes that have no federal status. We estimate that there are currently several hundred thousand devices in these locations.

Risk Factors

An investment in shares of our common stock involves a high degree of risk. For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this prospectus.

The Offering

Common stock offered (1)	16,810,678 shares
Common stock outstanding before the offering (2)	13,476,939 shares
Common stock outstanding after the offering (3)	30,217,617 shares
Common stock OTCBB trading symbol	SGMG

(1)
Includes: (a) 70,000 shares of outstanding common stock that were issued in connection with our purchase of certain assets of Streamline Development Company, LLC in December 2004; (b) 280,000 shares issuable to certain individuals upon meeting certain performance criteria in connection with our purchase of assets from Streamline Development Company; (c) 2,060,000 shares issuable upon exercise of warrants issued in connection with certain debt financing (as more fully discussed below); (d) 4,637,500 shares issuable upon conversion of outstanding Series B Variable Rate Convertible Preferred Stock; (e) 5,333,124 shares issuable upon exercise of warrants issued in connection with our sale of Series B Variable Rate Convertible Preferred Stock; (f) 1,106,816 shares issuable as preferred dividends with respect to the Series B Variable Rate Preferred Stock; and (g) an additional 3,323,238 shares that the Company may issue upon certain events pursuant to contractual obligations entered into in connection with its offer and sale of Series B Variable Rate Convertible Preferred Stock.

(2)
Based on the number of shares of common stock outstanding as of November 29, 2005, but excluding (i) 3,508,608 common shares issuable upon exercise of outstanding options, (ii) 2,969,564 common shares issuable upon exercise of outstanding warrants, (iii) the 280,000 common shares issuable upon the satisfaction of certain performance criteria in connection with the our purchase of certain assets of Streamline Development Company, (iv) 4,637,500 common shares issuable upon conversion of certain Series B Variable Rate Convertible Preferred Stock (see clause (d) of footnote (1) above), and (v) 7,393,124 common shares issuable upon exercise of outstanding warrants (see clauses (c) and (d) of footnote (1) above).

(3)
Assumes the issuance of all shares of common stock offered hereby that are issuable upon the exercise of warrants, the conversion of Series B Preferred Stock, and payment of dividends with respect to Series B Preferred Stock.

Acquisition of Certain Assets of Streamline Development Company, LLC. In December 2004, the Company acquired substantially all of the assets and intellectual property of Streamline Development Company, LLC, a Nevada limited liability company, in exchange for a $20,000 cash payment and the issuance 70,000 unregistered shares of common stock to Streamline.  Under the related Asset Purchase Agreement, an additional 280,000 shares of common stock are issuable to Streamline Development Company upon the achievement of certain milestones related to the performance of the acquired technology. In connection with the acquisition, the Company granted Streamline Development Company piggyback resale registration rights in the event the Company filed a registration statement. The registration statement of which this prospectus is a part covers all 350,000 shares of common stock issued and issuable under the related Asset Purchase Agreement.

Debt Financing. Between September 30 and October 24, 2005, the Company issued nine unsecured short-term promissory notes to nine separate investors in exchange for a total of $1,030,000. Under their terms, all of the promissory notes accrued interest at the rate of 6% per annum, and were to become due and payable in full on October 21, 2005. The promissory notes (including accrued interest) were convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Variable Rate Preferred Stock. All of these notes were converted into shares of the Company’s Series B Preferred Stock on October 27, 2005. In connection with this financing, the Company issued to the investors five-year warrants to purchase an aggregate of 2,060,000 shares of common stock for $1.00 per share. The Company granted the investors piggyback resale registration rights in the event the Company filed a registration statement. The registration statement of which this prospectus is a part covers all 2,060,000 shares of common stock issuable under the warrants.

Series B Variable Rate Convertible Preferred Stock Financing. On October 27, 2005, the Company offered and sold an aggregate of 7,420 shares of our Series B Variable Rate Convertible Preferred Stock (referred to throughout this prospectus as “Series B Preferred Stock”), together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at an exercise price of $1.84 per share. The preferred shares are currently convertible into an aggregate of 4,637,500 of common stock at a conversion price of $1.60 per share. In addition, the Company issued five-year warrants to two placement agents, giving them the right to purchase an aggregate of 695,624 shares of common stock at an exercise price of $1.84 per share.

Of the 7,420 shares of Series B Preferred Stock, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company, including the $1,030,000 of short-term promissory notes described above.

In connection with this financing, the Company entered into a Registration Rights Agreement with the investors which requires the Company to file a registration statement on or prior to December 11, 2005 covering the resale of 4,637,500 common shares issuable upon conversion of the preferred shares, the 5,333,124 common shares issuable upon exercise of the warrants (including warrants issued to placement agents), 1,106,816 common shares that the Company estimates will be required to pay dividends on the Series B Preferred Sock for a three-year period (as required by the Registration Rights Agreement), and an additional 30% of the number of shares issuable upon conversion of the preferred stock, issuable upon exercise of the warrants and issuable as payment of preferred dividends (calculated by the Company as 3,323,238 shares) to cover certain contractual obligations of the Company to issue additional shares pursuant certain anti-dilution covenants entered into in connection with our offer and sale of Series B Preferred Stock are implicated. The registration statement of which this prospectus is a part covers all 14,473,840 common shares potentially issuable upon conversion of the preferred shares, the warrants (including warrants issued to placement agents), upon payment of dividends and pursuant to anti-dilution covenants made by the Company in connection with our offer and sale of Series B Preferred Stock (as required to be included herein under the terms of the Registration Rights Agreement).

Recent Developments

In December 2005, the Company determined that it would no longer pursue the Class II and Class III Native American gaming markets and has initiated efforts to cease operations in those markets. The Company has reduced its staff in Tulsa, Oklahoma and El Cajon, California, and has begun removing its gaming devices from the floors of its casino customers. The Company is actively trying to liquidate its inventory of Class II and Class III gaming devices. We may not recover the book value of the inventory and other assets. As a result, we anticipate taking a charge to operations in our fourth quarter of between $1.2 million and $1.6 million in connection with the closure of the Company’s facilities in Oklahoma and California and the liquidation of its inventory and fixed assets in those states. The Company will also be relocating its headquarters to 14200 23rd Avenue N., Suite 14200, Plymouth, Minnesota 55447 in late December 2005.

RISK FACTORS

The purchase of shares of the Company’s common stock is very speculative and involves a very high degree of risk. An investment in the Company is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to securities of the Company.

We have no operating history and our business plan is currently being tested. We anticipate incurring future losses.

We are in the early stages of developing and distributing AWP games. We are therefore subject to all of the risks and uncertainties inherent in establishing a new business. We have no prior operating history for these products from which to evaluate our success, or our likelihood of success in operating our business, generating any revenues or achieving profitability. In sum, we have very limited assets, very little operating revenue and uncertain prospects of future profitable operations. We cannot assure you that our operations will be successful and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, development of technology and the competitive environment in which we operate. We anticipate that we will incur losses in the near future.

We will need additional financing in the future and any such financing will likely be dilutive to our existing shareholders.

We will likely require additional sources of financing before we can generate revenues needed to sustain operations. In particular, management believes that the Company’s current cash is sufficient to continue operations only through March 2006. Our operations, as currently conducted or anticipated to be conducted, generate costs related to the exploration of additional business opportunities, as well as ongoing personnel, legal and accounting expenses. If we are unable to capitalize on existing opportunities or locate and act on other business opportunities, or if expenditures exceed our current expectations, we will be required to find additional sources of financing. Even if we successfully avail ourselves of current or future opportunities, additional financing may be required to expand or continue being involved in such opportunities.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities (including equity-linked or convertible debt securities), loans from banks, loans from affiliates of the Company or other financial institutions. No assurance, however, can be given that we will be able to sell any securities or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to the Company, if at all. If financing is not available, we may be forced to abandon our business plans or our entire business, discontinue our preparation and filing of public disclosure reports with the United States Securities and Exchange Commission, or dissolve the Company. If we successfully enter into a financing transaction, any additional equity or equity-linked financing would be dilutive to shareholders, and additional debt financing, if available, may involve restrictive covenants.

Our independent auditors have substantial doubt about our ability to continue as a going concern.

We have had net losses for each of the years ended December 31, 2004 and 2003, and we had an accumulated deficit as of December 31, 2004. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent auditors, these conditions raise substantial doubt about our ability to continue as a going concern.

Furthermore, since we are pursuing a new line of business, this diminishes our ability to accurately forecast our revenues and expenses. Our ability to continue as a going concern depends, in large part, on our ability to raise sufficient capital through subsequent equity or debt financing transactions. If we are unable to raise additional capital, we may be forced to discontinue our business.

Our redemption gaming products have not been, and may never be, fully developed.

Pursuant to our Redemption Technology and Supply Agreement with Bally Gaming, Inc., we are enhancing on Bally’s amusement-with-play (“AWP”) redemption gaming technology. The development process has not yet been fully completed and we cannot be certain that the operating system will work as anticipated and required for use in a highly regulated marketplace. The completion of the development of our proposed AWP system remains subject to all the risks associated with the development and manufacture of new products, including unanticipated technical or other problems, failures to meet regulatory requirements or performance objectives, and the possible insufficiency of the funds allocated for the completion of such development, which could result in a change in the design, delay in the development, or abandonment of such system and its products. Consequently, there can be no assurance that our AWP system will be fully developed or successfully distributed.

Even if successfully developed, our gaming products may not be accepted by the marketplace.

Our gaming systems and the gaming products, even if successfully tested, developed and manufactured, will be competing against existing competing systems, games and products in the gaming marketplace. There can be no assurance that the market will accept our system and products.

We will depend upon others for the manufacture of our gaming products, which will subject our business to the risk that we will be unable to fully control the supply of our products to the market.

Our ability to develop, manufacture and successfully commercialize our proposed products depends upon our ability to enter into and maintain contractual and collaborative arrangements with others, such as Bally. We do not intend to manufacture any of our proposed products; but instead intend to retain contract manufacturers. There can be no assurance that Bally or any other manufacturers will be able to supply our products in the required quantities, at appropriate quality levels or at acceptable costs. We may be adversely affected by any difficulties encountered by such third-party manufacturers that result in product defects, production delays or the inability to fulfill orders on a timely basis. If a manufacturer cannot meet our quality standards and delivery requirements in a cost-efficient manner, we would likely suffer interruptions of delivery while we arrange for alternative manufacturing sources. Any extended disruption in the delivery of products could result in our inability to satisfy customer demand for our products. Consequently, our inability to obtain alternative sources on a timely basis may have a material adverse effect on our business and results of operations. A number of our products are manufactured outside the United States. Our purchase contracts are typically settled in Yen and we therefore may be subject to currency risk as well.

Our reliance on third-party manufacturers and other third parties in other aspects of our business will reduce any profits we may earn from our products, and may negatively affect future product development.

As noted above, we currently intend to market and commercialize products manufactured by others, and in connection therewith we will likely be required to enter into manufacturing, licensing and distribution arrangements with third parties. These arrangements will likely reduce our product profit margins. In addition, the identification of new product candidates for development may require us to enter into licensing or other collaborative agreements with others. These collaborative agreements may require us to pay license fees, make milestone payments, pay royalties and/or grant rights, including marketing rights, to one or more parties. Any such arrangement will likely reduce our profits. Moreover, these arrangements may contain covenants restricting our product development or business efforts in the future.

We may not be able to enter into manufacturing agreements or other collaborative agreements on terms acceptable to us, if at all, which failure would materially and adversely affect our business.

We cannot be sure that we will be able to enter into manufacturing or other collaborative arrangements with third parties on terms acceptable to us, if at all, when and as required. If we fail to establish such arrangements when and as necessary, we could be required to undertake these activities at our own expense, which would significantly increase our capital requirements and may delay the development, manufacture and installation of our gaming machines on casino floors. If we could not find ways of addressing these capital requirements, we would likely be forced to sell or abandon our business.

Our inability to protect our intellectual property could impair our ability to compete.

Our success and ability to compete depend in part upon proprietary intellectual property. Our proprietary intellectual property currently consists of certain licensed technology that is critical to our AWP business, as well as other trademark, image and likeness, moral rights, and certain other intellectual property assets. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our proprietary technology. Although we have entered into confidentiality, non-compete and invention assignment agreements with our employees and otherwise limit access to, and distribution of, our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

Evolving law may adversely affect the Company’s entry into the AWP industry.

AWP is not a highly regulated industry, and as such, it lacks the clarity of a regulated environment which typically stems from the existence and a body of interpretation of laws and regulations. Moreover, AWP laws tend to be enforced at the county or city level instead of a central state-sponsored regulatory authority, which decreases the visibility and predictability of such regulation. As such, the regulatory environment is not as clearly set as its gaming counterparts (such as Nevada, Mississippi, or California, to cite a few examples). The lack of clarity or guidance can lead to legal interpretation errors, changes in the manner in which the laws or controlling court cases are articulated and interpreted by law enforcement personnel, and disagreements about the legality of the Company’s operations and games in various jurisdictions. In turn, these matters can lead to delays in game deployment, removal of games from locations, withdrawal of business operations in various counties, as well as the possibility of the seizure of the Company’s games pending resolution of the appropriate court case, and the possible arrest of company personnel for violation of law.

Changes in regulatory approvals may adversely effect existing AWP operations.

It is possible that after the Company has either received a favorable guidance letter or meeting from a county or city authority, and commenced operations, that such authority may change its position or the person rendering the advice is replaced by another person, such as a change in District Attorney, and the advising authority determines that the Company’s activities or games do not comply with a new interpretation of the law or recent court case holdings. Such changes, to the negative, could cause the Company to limit its business activities in the respective jurisdiction, or to remove its operations and devices entirely.

Changes in laws regarding gaming or AWP may inhibit the Company’s ability to do business.

In the event that a state changes the laws under which redemption or AWP activity is conducted, such as outlawing the games entirely or further limiting bet, play and prize restrictions, this will have a negative impact on the placement of games and the further conduct of operations, if any in the respective state. Also, a state may determine to legalize other forms of gaming, such as slot machines, and such liberalization of gaming laws will have a negative impact on the Company’s operations in such state, unless the Company is able to convert the AWP games to the newly allowed form of games.

The Company will rely on relationships with operators and distributors to install and maintain its AWP devices.

The Company will establish partnerships with various distribution and service companies which are doing business in the jurisdictions in which Spectre will conduct AWP. These operators will provide sales and support, as well as money and data collection. Failure to find sufficient or capable partners may delay the rollout in various areas. Additionally, partners may not move quickly enough to exploit any market advantages the company may have. Partners may not provide a sufficient level of service, to the detriment of games in place or to future placements. Finally, partners will not be exclusive partners, and their associated business activities and conduct may cause conflict with the Company’s business.

More experienced and better financed companies may enter the AWP market which may result in the Company losing significant market share.

Currently, the AWP marketplaces in Texas and Florida, as well as other states, do not have any established major gaming competitors (such as IGT, Alliance, Aristocrat, Konami, MGAM, et al), but is instead a market for small second or third tier manufacturers. The entry of well financed, established competitors into the market could have a material impact on Spectre’s ability to place games or to continue to maintain the number of games in the field it will have at that time.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of certain senior management and other key personnel. In particular, we are materially dependent upon the services of Russell C. Mix, a director of the Company and our Chief Executive Officer, and the services of D. Bradly Olah, a director of the Company and our President. We have an employment agreement with Mr. Mix, but if he should no longer serve the Company it would likely have a materially adverse impact on our business, financial condition and operations. We do not have an employment agreement with Mr. Olah. The Company has not secured any “key person” life insurance covering the lives of either Mr. Mix or Mr. Olah.

Our success also depends on our ability to identify, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. We intend to hire a number of sales, business development, marketing, technical and administrative personnel in the future. Competition for such personnel is intense and there can be no assurance that we will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to retain and attract the necessary technical, managerial, sales and marketing and administrative personnel could have a material adverse impact on our business, financial condition and operations.

Our officers and directors, together with certain affiliates, possess substantial voting power with respect to our common stock, which could adversely affect the market price of our common stock.

As of November 29, 2005, our officers and directors collectively possessed beneficial ownership of approximately 1,930,415 shares of our common stock, which represents approximately 12.2% of our common stock. Certain other significant shareholders, including Perkins Capital Management, Inc., Ronald E. Eibensteiner and Wayne W. Mills collectively possessed beneficial ownership of a total of approximately 5,862,582 shares of common stock, which represents approximately 37.2% of our common stock. When taken together, our directors, officers and significant shareholders have beneficial ownership of approximately 49% of our common stock. This represents a significant and controlling portion of the voting power of the Company’s shareholders. As a result, our directors and officers, together with significant shareholders, have the ability to substantially (but not wholly) control our management and affairs through the election and removal of our entire board of directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. As a result, the return on an investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

Furthermore, assuming the sale of all of the shares of common stock offered hereby, upon completion of this offering it is anticipated that the percentage of our outstanding shares of common stock remaining concentrated in the hands of a few shareholders (including Company officers and directors and three other significant shareholders, including Perkins Capital Management, Inc., Ronald D. Eibensteiner, and Wayne W. Mills will not be materially changed).

The resale of shares covered by this registration statement could adversely affect the market price of our common stock in the public market, and thereby negatively affect the Company’s ability to raise additional equity capital.

The sale, or availability for sale, of common stock in the public market pursuant to this registration statement may adversely affect the prevailing market price of our common stock and may impair the Company’s ability to raise additional capital by the sale of its equity securities. Once effective, this registration statement will register the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale an additional 16,810,678 shares of our common stock, assuming the issuance of all shares of common stock issuable under the Streamline asset purchase agreement, upon exercise of warrants, conversion of preferred stock, payment of preferred dividends with common stock, and issuance of the additional registered shares pursuant to the sale of Series B Preferred Stock. This figure represents approximately 125% of all shares of our common stock issued and outstanding immediately after the effectiveness of this registration statement.

As of November 29, 2005, we had outstanding approximately 13,476,939 shares of our common stock outstanding, of which approximately 94% of such shares were available for sale without restriction. When the registration statement that includes this prospectus is declared effective, all 16,810,678 of the shares being offered hereby (which figure includes 14,400,678 shares of common stock issuable upon exercise of outstanding warrants, conversion of outstanding convertible preferred stock, payment of preferred dividends through the issuance of common stock, and the additional registered shares pursuant to the sale of Series B Preferred Stock) will be available for sale (although some shares, such as the additional registered shares and shares in satisfaction of dividend payments, may never be issued). We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants or warrants to third parties. Sales of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is such a large number of shares registered hereunder, selling shareholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time.

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to resell shares of our common stock at a profit.

The volatile price of our common stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock, including but are not limited to:

•	achievement or rejection of regulatory approvals by us or by the tribes or other purchasers of our products;

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States relating to the gaming industry;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

Our articles of incorporation grant the Company’s board of directors with the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 100,000,000 shares of capital stock. Pursuant to authority granted by the Company’s articles of incorporation, our board of directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our shareholders and may dilute the book value of the Company.

As of November 29, 2005, we had 13,476,939 shares of common stock outstanding. As of such date, a further 18,812,130 shares of our common stock have been reserved as follows:

•	2,300,000 shares for issuance under our existing stock option plans, of which options relating to 1,996,666 shares are currently outstanding;

•	1,511,942 shares for issuance pursuant to stock option agreements entered into outside of stock option plans;

•	4,637,500 shares for issuance upon conversion of the outstanding Series B Preferred Stock; and

•	10,362,688 shares issuable upon the exercise of outstanding warrants.

In addition to the shares noted above, our board of directors has designated 466,666 of our shares for issuance as “Series A Convertible Preferred Stock.” During the fiscal year ended December 31, 2001, the Company issued 440,000 shares of Series A Convertible Preferred Stock. As of the date of this prospectus, shareholders holding 396,666 shares of Series A Convertible Preferred Stock had converted their preferred shares into shares of our common stock. As a result, there remain 43,334 shares of Series A Convertible Preferred Stock outstanding as of the date of this prospectus, which shares are currently convertible into an additional 97,798 shares of our common stock.

On September 29, 2005, the Company filed a certificate of designation with the Minnesota Secretary of State which designates and authorizes for issuance our Series B Preferred Stock. Under the terms of the certificate of designation, the Company is authorized to issue up to 30,000 shares of the Series B Preferred Stock which are convertible into shares of the Company's common stock. Holders of Series B Preferred Stock will be entitled to cumulative dividends, payable quarterly, in cash or (subject to certain limitations) through the issuance of common stock. Holders of Series B Preferred Stock will not be entitled to vote on matters submitted to a vote of the Company's shareholders, except under limited circumstances set forth in the certificate of designation and as otherwise required under Minnesota law. The certificate of designation provides holders of Series B Preferred Stock with a liquidation preference in the amount of the stated value of their preferred shares plus accrued but unpaid dividends thereon. As of September 30, 2005, the Company had not issued any Series B Preferred Stock. The Company did, however, issue 7,420 shares of Series B Preferred Stock on October 27, 2005, all of which are outstanding as of November 11, 2005 and convertible into an aggregate of 4,637,500 shares of common stock.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is currently little trading volume in our common stock, which may make it difficult to sell shares of our common stock.

In general, there has been very little trading activity in our common stock. Over the past three months, the average daily trading volume (as reported by BigCharts.com and Yahoo Finance) has been approximately 20,000 shares. The relatively small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We have no intention of paying dividends on our common stock.

To date, we have not paid any cash dividends and do not anticipate the payment of cash dividends in the foreseeable future. Accordingly, the only return on an investment in shares of our common stock, if any, may occur upon a subsequent sale of such shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are “forward-looking statements” under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and includes, among other things, discussions of the Company’s business strategies, future operations and capital resources. Words such as, but not limited to, “may,”“likely,”“anticipate,”“expect” and “believes” indicate forward-looking statements.

Forward-looking statements are included in “Prospectus Summary,”“Risk Factors,”“Management’s Plan of Operation” and “Description of Business.” Although the Company believes that the expectations reflected in such forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct. Generally, these statements relate to: business plans and strategies, projected or anticipated benefits or other consequences of market conditions and opportunities, business plans or strategies, projections involving anticipated sales and revenues, expenses, projected future earnings and other aspects of operational results. All phases of the Company’s operations are subject to a number of uncertainties, risks and other influences, most of which are outside the Company’s control, and any one or combination of which could materially and adversely affect the results of the Company’s operations, and also, could affect whether any such forward-looking statements contained in this prospectus ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Company’s expectations are summarized above, as well as in the section captioned “Risk Factors” beginning on page 6 of this prospectus.

MANAGEMENT’S PLAN OF OPERATION

The accompanying Plan of Operation should be read in conjunction with the audited financial statements, and notes thereto, included in this prospectus.

Plan of Operation

Cash Requirements. The Company expects to spend a significant amount on capital equipment purchases over the next 12 months, primarily as it places its AWP machines in adult entertainment facilities. The Company expects that it will need financing to purchase this equipment. Management believes that its cash should be sufficient to satisfy its cash requirements through March 2006. The Company will need to obtain additional cash to meet its needs beyond that period and has been actively pursuing additional financing.

Assets; Property Acquisitions and Dispositions. Spectre’s primary assets are inventory, fixed assets, cash and intellectual-property rights, which are the foundation for the Company’s product offerings. At this time, the Company does not anticipate purchasing or selling any significant equipment or other assets in the near term outside of the ordinary course of business. The Company anticipates adding additional employees as it continues to execute on its business strategy of selling primarily to the AWP market.

Product Offerings. The Company is developing entertainment devices that will appear and play like traditional Las Vegas style slot machines that are legally compliant with state amusement/arcade laws. A more complete discussion of the Company’s product offerings can be found under the caption “Product Offerings” in the “Description of Business” section of this prospectus.

Research and Development. The Company anticipates that it will spend between $1,000,000 and $1,300,000 on research and product development over the next 12 months. The Company’s efforts in this regard will primarily be focused on making enhancements to its AWP gaming system, creating additional gaming systems and gaming titles/products.

Liquidity and Capital Resources. The Company had positive working capital of approximately $2,661,000 and $260,000 at December 31, 2004 and 2003, respectively. During 2004, cash used in operations was $4,386,270, and the primary uses of cash were to fund the Company’s net loss, acquire inventory and to prepay license fees. These uses were partially offset by an increase in accounts payable, payroll and related taxes and accrued expenses and non-cash charges related to common stock, stock options and warrants issued for services. For the year ended December 31, 2003, the primary use of cash was to fund the Company’s net loss partially offset by a decrease in prepaid expenses and increases in accounts payable, payroll and related taxes and accrued expenses.

The Company had working capital deficit of approximately $5,053,000 and working capital of approximately $2,661,000 at September 30, 2005 and December 31, 2004, respectively. Cash used in operations was approximately $3,194,000 and $3,129,000 for the nine months ended September 30, 2005 and 2004, respectively. For the nine months ended September 30, 2005, the primary uses of cash were to fund the Company’s net loss. These uses were partially offset by non-cash charges related to amortization of original debt issue discount, amortization of debt issuance costs and depreciation and amortization. For the nine months ended September 30, 2004, the primary use of cash was to fund the Company’s net loss, acquire inventory and to acquire technology and distribution rights. These uses were partially offset by increases in accounts payable, payroll and related taxes and accrued expenses and a non-cash charge related to common stock issued for services.

Cash used in investing activities was $845,475 and $0 for the years ended December 31, 2004 and 2003, respectively. For the year ended December 31, 2004 the Company used cash for capital expenditures, primarily at its El Cajon, California location.

Cash used in investing activities was approximately $1,088,000 and $91,000 for the nine months ended September 30, 2005 and 2004, respectively. The Company used $1,000,000 of its cash for the nine months ended September 30, 2005 to acquire technology and distribution rights.

Cash provided by financing activities was $7,339,350 and $468,703 for the years ended December 31, 2004 and 2003, respectively. In November 2003, the Company began a private placement which ended in March 2004. A majority of the sales of the Company’s common stock in this private placement occurred after December 31, 2003. In the private placement, the Company sold a total of 1,796,829 shares of its common stock (of which 1,531,989 were sold in 2004) for a per-share price of $0.75 (i.e., raising a gross total of $1,347,626, $1,148,996 of which was raised in 2004). The Company used an agent for a portion of these sales. As a fee, the Company paid the agent $62,550 in cash and issued the agent fully-vested five-year warrants to purchase up to 83,400 shares of the Company’s common stock for an exercise price of $0.75 per share. In addition, the Company incurred legal fees and other expenses of $19,407 related to this private placement.

Cash provided by financing activities was approximately $2,028,000 for the nine months ended September 30, 2005 as compared with cash provided by financing activities of approximately $3,455,000 for the nine months ended September 30, 2004. Proceeds from notes payable provided $2,380,000 of cash during the nine months ended September 30, 2005. Payments on notes payable used $247,000 and debt financing costs used $105,000 and $143,000 of cash during the nine months ended September 30, 2005 and 2004, respectively.

In November 2003, the Company began a private placement offering which ended in March 2004. A majority of the sales of the Company’s common stock occurred after December 31, 2003. In this offering, the Company sold a total of 1,796,829 shares of its common stock (of which 1,531,989 were sold in 2004) for a per share price of $0.75 (i.e., raising a gross total of $1,347,626, $1,148,996 of which was raised in 2004). The Company used an agent for a portion of these sales. As a fee, the Company paid the agent $62,550 in cash and issued the agent five-year warrants to purchase up to 83,400 shares of the Company’s common stock for an exercise price of $0.75 per share.

In November 2004, the Company closed on a private placement of 1,811,429 units, each unit consisting of one share of common stock and a five-year warrant to purchase one additional share of common stock at a purchase price of $3.75 per share. The per-unit price was $2.50 (i.e., raising a gross total of $4,528,573). The Company used two agents in completing the sale of the units in the November 2004 private placement. As a fee, the Company paid the agents an aggregate of $362,286 in cash, and issued the agents fully-vested five-year warrants to purchase up to 181,143 units for an exercise price of $2.50 per unit. In addition, the Company incurred legal fees and other expenses of $70,898 related to this private placement.

On September 30, 2003, the Company completed the private placement of 3,841,333 shares of the Company’s common stock. Total proceeds from the private placement totaled $272,480, of which $130,480 was received in cash, $42,000 was a conversion of loans payable to related parties and $100,000 was received as stock subscriptions receivable.

On May 20, 2004, the Company received $1,100,000 in a convertible debt investment from Pandora Select Partners, L.P., a British Virgin Islands limited partnership. The related promissory note was payable in interest only, at 10% per annum, through August 20, 2004, and thereafter is payable in equal monthly installments over the next 15 months. The note is convertible by Pandora Select Partners into common stock at $2.50 per share, and allows Spectre, subject to certain conditions and limitations, to make monthly installment payments with its common stock at a price per share equal to 90% of the average closing bid price of the common stock over the 30 trading days immediately preceding the payment date. In connection with the financing, Spectre paid a 3% origination fee, issued a fully-vested five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share, and granted Pandora Select Partners a security interest in the Company’s assets. In connection with the financing, the Company also paid a finder’s fee to Blake Capital Advisors, LLC of $50,000 and issued a fully-vested five-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share and a fully-vested five-year warrant for the purchase of 50,000 shares at $3.00 per share. Net cash received by the Company after paying the finders fee, origination fee and legal cost of the lender of $10,000 was $1,007,000.

On September 10, 2004, the Company issued two $750,000 promissory notes accruing interest at 10% per annum. One note was issued to Pandora Select Partners and the other note was issued to Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership. The notes are payable interest only through March 10, 2005, at which time the principal is due. In connection with the financing, Spectre paid a 3% origination fee, issued fully-vested five-year warrants for the purchase of 50,000 shares of common stock at $3.00 per share to both Pandora Select Partners and Whitebox Intermarket Partners, and granted both investors security interests in the Company’s assets. Net cash received by the Company after paying the origination fee and legal costs of the lenders of $5,000 was $1,450,000.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes issued to Pandora and Whitebox. The amendments extend the due date of the notes to June 10, 2005, which date can be further extended by the Company to September 10, 2005. As part of the amendments the Company agreed to maintain assets whose value equals or exceeds the principal and interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash shall be valued at 100%, the Company’s accounts receivable shall be valued at 80% and the Company’s inventory and fixed assets shall be valued at 50% of their respective book values. As consideration for the amendments, the Company paid Pandora and Whitebox each $18,750. If the Company elects to extend the notes to September 10, 2005, Pandora and Whitebox will each be entitled to a 2.5% origination fee on the then outstanding principal amount of their respective note.

On September 28, 2005, the Company entered into Forbearance and Extension Agreements with both Pandora Select Partners and Whitebox Intermarket Partners extending the maturity dates of the two March 2005 promissory notes until September 30, 2006. Pursuant to these agreements, beginning October 10, 2005 and on the tenth day of each month thereafter, the Company is required to pay the accrued interest on the notes.

On June 21, 2005, the Company secured a $1.5 million loan from Crown Bank of Edina, Minnesota. In connection with this loan the Company paid a 2% origination fee. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer, and greater-than-ten-percent shareholder) and D. Bradly Olah. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance.

On September 29, 2005, the Company entered into a Forbearance and Extension Agreement with Crown Bank, extending the due date of the $1.5 million unsecured promissory note until October 31, 2005. On October 28, 2005, the Company paid the balance in full of the unsecured promissory note to Crown Bank.

On June 30, 2004, the Company signed a three-year non-exclusive License Agreement with Bally Gaming Inc., a Nevada corporation. The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally Gaming over the term of the agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. In addition, the Company was obligated to purchase at least 100 game cabinets from Bally Gaming, and incur certain minimum license-fee charges of $187,500, by June 30, 2004. As of March 31, 2005, the Company had purchased 100 game cabinets from Bally Gaming.

On May 24, 2005, the Company entered into a Redemption Technology and Supply Agreement with Bally Gaming pursuant to which the Company acquired a license for certain AWP technology from Bally Gaming. This agreement and the license last for an initial term of five years, but may be extended if the Company meets certain performance targets. Under the agreement, the Company is obligated to pay an upfront fee of $5 million. Of this amount, $1 million was paid in June 2005, $1 million was due on August 15, 2005, and the Company delivered an unsecured two-year promissory note for the remaining $3 million, providing for payments in four equal installments on each successive six-month anniversary of the Redemption Technology and Supply Agreement. The note bears interest at 12% per annum. In addition to the upfront fee, beginning in January 2007 the agreement requires the Company to pay royalties monthly based on the number of in-service redemption games during each day of the agreement’s term. On August 15, 2005, the Company received an extension until August 31, 2005 to make the $1 million payment to Bally’s that was due on August 15, 2005. On September 9, 2005, the Company received an additional extension until September 29, 2005 to make the required payment. On September 30, 2005, the agreement was amended and Bally agreed to accept a payment from the Company in partial satisfaction of the total amount owed Bally. In addition, Bally agreed to a payment extension for the remaining balance owed (in the principal amount of $1,572,566) plus accrued interest at 18% per annum, with such remaining amount due on October 31, 2005. On October 31, 2005, the Company paid the agreed upon amounts due Bally.

On October 27, 2005, the Company offered and sold an aggregate of 7,420 shares of Series B Preferred Stock, together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at $1.84 per share. The preferred shares are convertible into an aggregate of 4,637,500 of common stock at a conversion price of $1.60 per share. Of the 7,420 shares of Series B Preferred Stock sold, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company. Among subscribers converting loans into securities sold in the private placement were D. Bradly Olah, the President of the Company, and Prolific Publishing, Inc., a company of which Russell C. Mix, the Chief Executive Officer of the Company, is a director.

Sales of the Series B Preferred Stock and warrants raised an aggregate of $7,420,000 in gross proceeds (which figure includes the conversion of $1,230,000 of principal amount of loans made to the Company) less approximately $580,000 in sales commissions payable in cash. In addition to cash compensation, selling agents received five-year warrants to purchase an aggregate of 695,624 shares of the Company’s common stock at an exercise price of $1.84 per share.

In October 2005, the Company paid Bally Gaming the agreed-upon amounts due as of October 31, 2005 under the Redemption Technology and Supply Agreement as amended, repaid the unsecured promissory note with Crown Bank, repaid the May 2004 convertible note issued to Pandora Select Partners and converted nine unsecured short-term promissory notes into 1,030 shares of its Series B Preferred Stock. A portion of the proceeds received from the sale of Series B Preferred Stock was used to make these payments.

During 2005, 2004 and 2003, we did not pay or declare any cash dividends and do not intend to pay any cash dividends in the near future.

Off-Balance-Sheet Arrangements

The Company has no off-balance-sheet arrangements.

Critical Accounting Policies

Our critical accounting policies are those both having the most impact to the reporting of our financial condition and results, and requiring significant judgments and estimates. Our critical accounting policies include those related to (a) revenue recognition, (b) property, plant and equipment, (c) inventory and (d) the valuation of stock-based compensation awarded. The Company derives its gaming revenues in primarily two ways, outright sales of machines to customers, and participation arrangements with its customers. Revenue for machine sales is recorded upon shipment. Under the participation arrangements, the Company retains ownership of the equipment installed at a customer site and receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for the participation agreements as operating leases. Property, equipment and leasehold improvements and leased gaming equipment were stated at cost. Depreciation of an asset was recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Inventory, which consists principally of gaming products and related materials, are stated at the lower of cost (determined on the first-in, first-out method) or market. The Company uses the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee stock options and stock based compensation. The Company uses Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” to value options and warrants issued to non-employees. Management’s estimates of the fair value of each option and warrant granted is calculated using the Black-Scholes pricing model with weighted-average assumptions including risk free interest rate, expected life of options granted, expected volatility range, and expected dividend yield.

DESCRIPTION OF BUSINESS

History

Spectre Gaming, Inc. (formerly OneLink, Inc.) was incorporated in Minnesota in June 1990. The Company is seeking to become a provider of casino-style redemption or amusement-with-prize (“AWP”) games. The Company designs and develops networks, software and content that provides adult customers with a comprehensive gaming system. The Company plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices.

Prior to July 1, 2002, Spectre provided telecommunications-based business-intelligence services via the Internet. The Company’s services enabled the production of business-intelligence reports based on caller data of business customers available from telecommunications companies. The reports included summaries and detail of the data about the location of the businesses’ incoming callers, frequency of calls, number of unanswered calls, busy calls, and similar information. Incumbent Local Exchange Carriers (referred to in the industry as “ILECs”) provided the data the Company used to generate the business-intelligence reports. The Company sold its service directly to ILECs, primarily targeting the Regional Bell Operating Companies, and the ILECs in turn marketed and sold the Company’s services under their own private branding to their own business customers, especially small to medium-sized businesses depending on incoming telephone calls to generate revenue.

On April 24, 2002, while the Company was involved in providing business-intelligence products and services the Company announced that its ability to generate cash flow was severely impacted by the downturn in the telecommunications market. The severe downturn greatly delayed the deployment of the Company’s products by Regional Bell Operating Companies. On June 3, 2002, the Company announced that a letter of intent had been signed with CallVision, Inc. pursuant to which CallVision agreed in principle to purchase substantially all of the Company’s assets. The Company entered into an asset purchase agreement with CallVision, Inc. on June 28, 2002, and ceased operations as of July 1, 2002. On December 6, 2002, the Company’s shareholders approved the asset sale and on December 11, 2002, the Company closed on its sale of substantially all of its assets to CallVision.

In 2003, the Company decided to pursue opportunities in the Native American and charitable gaming markets. The Company is committed to bringing new technology, games and game-related products to the Native American and charitable gaming markets. In May 2005, the Company acquired the exclusive license to a proprietary technology for the development and deployment of casino-style redemption or amusement-with-prize (AWP) games. The Company has begun the development of AWP games and plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices. In December 2005, the Company decided to exit the Class II and Class III Native American and charitable gaming markets in order to concentrate on the AWP market.

The Markets

The AWP marketplace in the United States is estimated to generate over $2 billion in annual gross revenue. The Company has identified four specific aspects of this market, or submarkets, to focus on: countertop and touchscreen machines, redemption and novelty, eight-liner/video poker, and other aspects that we believe are untapped.

Countertops/Touchscreens—The countertop/slant-top game submarket flourishes in bars, lounges and truck stops across America. This submarket is primarily serviced by amusement operators that distribute juke boxes, pool tables, electronic dart boards and other amusement devices, and is estimated to have over 146,000 devices producing annual gross revenues of approximately $698 million. This submarket is composed of stand-alone games with what we believe to be antiquated technology. For example, these games do not operate under a client/server model, have no downloadable capabilities and game changes require board swap or EPROM (Erasable, Programmable, Read Only Memory) changes and new graphics. We believe that the delivery of the Spectre system will facilitate the changing of games once they have met their normal “shelf life,” and at a fraction of the current cost.

Redemption/Novelty—The redemption/novelty segment currently is composed of approximately 1,700 operators with over 73,000 devices producing annual gross revenues of approximately $509 million. 74% of these redemption and novelty gaming devices are at street locations, including theaters, restaurants and adult entertainment centers (e.g., Dave and Busters, Game Works). This submarket is primarily serviced by the same amusement operators that currently dominate the countertop/slant-top marketplace.

Eight Liner/Video Poker—The Eight Liner/Video poker segment is the fastest growing market in the United States. This market has historically been served by the amusement industry with very little tie-in to legitimate gaming device manufacturers. Suppliers within this segment are commonly known as “Grey Area” manufacturers and are typically mom and pop final assemblers having less than $10 million in annual revenue. It is estimated that there are over 51,000 eight liners and 57,000 video poker devices currently in operation generating combined gross revenue of over $1.6 billion annually. Many of these devices are believed to be operating in various legally non-compliant manners and can be subject to criminal and civil seizures and forfeitures.

Untapped Markets—This marketplace consists of jurisdictions and locations within the United States where no form of gaming devices (i.e., Class II/Class III) are currently permitted. These locations include, race tracks, strip malls, bingo halls, VFW halls, Jewish War Vets, Disabled American Vet facilities and various Native American tribes that have no federal status. We estimate that there are currently several hundred thousand devices in these locations.

Product Offerings

The Company is developing entertainment devices that will appear and play like traditional Las Vegas style slot machines that are legally compliant with state amusement/arcade laws. The Company’s product offerings to the AWP market are designed around proprietary technology licensed from Bally Gaming, Inc., internally developed technology and other acquired technology. Players can accumulate points that can be redeemed for prizes. The player terminals can be configured in a wide range of physical appearances and the games can be easily updated or changed based on a customers needs.

Research and Development

Since 2003, Spectre has spent approximately $1,416,000 on research and development activities. Over the next 12 months, the Company anticipates that it will spend between $1,000,000 and $1,300,000 on research and product development. The Company’s efforts in this regard will primarily be focused on making enhancements to its AWP gaming system, creating additional gaming systems and gaming titles/products.

Sales and Distribution

Our products and services are leased to amusement center operators. We currently market our products and systems with current staff. In this regard, we employ no sales personnel but anticipate adding sales staff as necessary to assist with the placement of additional AWP machines.

Competition

The market for gaming machines and proprietary systems is intensely competitive. The principal method of competition is the development of exciting and unique game titles, displays and concepts. A portfolio of strong performing games and intellectual property can be a competitive advantage. Other methods of competition include machine quality, sales and service operations, financial strength and product pricing.

In the market for AWP gaming machines, manufacturers and distributors that compete with Spectre include Cadillac Jack, Merit Industries, Texas Gaming Systems, BGI, Inc., Dyna and LabTronics.

Intellectual Property

Our proprietary intellectual property currently consists of certain licensed redemption technology that we license from Bally Gaming, Inc., and trademark, image and likeness, other moral rights, and certain other assets. We currently rely and intend to rely in the future on a combination of copyright, trademark, patent, trade secret laws, and nondisclosure agreements to protect our proprietary technology. We have also licensed redemption technology from Bally Gaming, Inc.

Most of our products are or will be sold under trademarks and copyrights that provide product recognition and promote widespread acceptance of our products in the marketplace. Our products may also contain content licensed from third parties, such as trademarks, fictional characters, names and/or storylines. We design, manufacture, produce, operate, use, and/or otherwise have permission to exploit certain gaming machines utilizing materials under license from third-party licensors.

Our ability to enforce our patents, copyrights, trademarks and other intellectual property is subject to general litigation risks. Typically, when a party seeks to enforce its intellectual-property rights, it is often subject to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted. We cannot ensure that our intellectual-property rights will not be infringed upon or that others will not develop products in violation of our intellectual-property rights. Although we have entered into confidentiality, non-compete and invention-assignment agreements with our employees and consultants and otherwise limit access to, and distribution of, our proprietary technology, there can be no assurance that such agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become independently developed or discovered by competitors.

Government Regulation

State law determines the legality of AWP, but tends to be interpreted and enforced at the local, usually county, level. As such, states do not have a defined regulatory agency charged with development of regulations, interpretation and enforcement of laws, or the regulation of business practices. There are no game certification requirements, system integrity testing and certification, or other similar requirements conducted by a state sponsored lab or bureau, nor are there any AWP, redemption or similar qualifying or condition precedent licenses or approvals necessary.

AWP systems generally have limitations on the nature and the amount of the bet or wager allowed per play, limitations on the value of a prize which may be won with a single wager, and requirements pertaining to the exchange of the win from a game for a physical prize, as well as various prize limitations.

Each AWP system, and the manner in which the AWP business enterprise is conducted must comply with state law requirements which define what an AWP or redemption game is and how it is to be played. Further, each county police authority or district attorney’s office, as well as other state agencies such as the alcohol or liquor enforcement agencies, has the ability to interpret not only what the law means and how it is to be implemented, but whether the game and redemption system as utilized in public are compliant. Therefore, Spectre intends to work closely with the appropriate agencies in each county in which it is going to distribute AWP units to be sure that the deployed system will be jurisdictionally compliant in each respective county.

Employees

As of December 6, 2005, the Company had a total of 13 full-time employees.

Properties

The Company currently leases 6,114 square feet of commercial office and warehouse space at 1466 Pioneer Way No. 10, El Cajon, California. The Company pays $4,747 per month through May 31, 2006, which is the date such lease terminates. Under the terms of the El Cajon lease, the Company also pays $165 per month for water, sewer and HVAC. The Company plans to close this location. The Company also leases office space at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota on a month-to-month basis and pays $1,500 per month for rent and overhead for this office lease. The Company leases 8,800 square feet of commercial office and warehouse space at 7206 East 38th Street, in Tulsa, Oklahoma. The Company pays $3,300 per month for such lease through March 31, 2006, which is the date the lease terminates. The Company leases 2,114 square feet of space located at 5 Sierra Gate Plaza, Roseville, California, and pays $4,122 per month through August 31, 2006, $4,228 per month through August 31, 2007 and $4,334 per month through August 31, 2008, at which time the lease will expire. This facility houses the Company’s research and development operations. Finally, the Company signed a lease for 3,117 square feet of office and warehouse space located at 14200 23rd Avenue North, Minneapolis, Minnesota. The Company expects to pay $2,980 per month from March 1, 2006 through December 31, 2007, and approximately $3,080 per month for the remaining term, ending December 31, 2008. We anticipate that this space will replace the El Cajon, California and 800 Nicollet Mall, Minneapolis, Minnesota spaces and will become Spectre’s headquarters. We expect to move into the new Minneapolis space prior to December 31, 2005.

Legal Matters

The Company is not currently involved in any material litigation.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Kenneth W. Brimmer	50	Chairman of the Board
Russell C. Mix	48	Chief Executive Officer and Director
D. Bradly Olah	41	President and Director
Kevin M. Greer	49	Chief Financial Officer
Robert Bonev	47	Director
N.D. “Butch” Witcher	66	Director

Kenneth W. Brimmer, Chairman of the Board. Mr. Brimmer has been a member of the Board of Directors and Chairman of Spectre since February 2005. Mr. Brimmer has been the owner and chief manager of Brimmer Company, LLC, a private investment company, since December 2001. Mr. Brimmer has been the chief executive officer of STEN Corporation (Nasdaq-SC: STEN), since September 2003, and has served as a member of its board of directors since February 1998 and as chairman of its board of directors since March 2000. STEN Corporation, with offices in Minneapolis, Minnesota, is in the business of selling, leasing and servicing oxygen tanks provided to businesses for emergency medical use, and owns and operates 11 fast-food drive-through restaurants under the name “Burger Time.” At the request of Entrx Corporation’s Board of Directors, Mr. Brimmer acted as the chief executive officer and chairman of the board of directors of VioQuest Pharmaceuticals, Inc. (formerly Surg II, Inc. and Chiral Quest, Inc.) (OTCBB: VQPH.OB), from May 2002 until February 2003. VioQuest Pharmaceuticals, Inc. was a 90% owned Entrx subsidiary during that period, until October 2003. Mr. Brimmer was the chief executive officer and chief financial officer of Active IQ Technologies, Inc. from March 2000 until December 2001, and acted as chairman of its board of directors until June 2003. Active IQ Technologies, Inc. was engaged in providing accounting software services in Minnetonka, Minnesota, and is now in the precious metals exploration business under the name Wits Basin Precious Metals, Inc. (OTCBB: WITM). Until April 2000, Mr. Brimmer was an executive officer of Rainforest Cafe, Inc., serving as its treasurer from 1995, and its president from April 1997. Mr. Brimmer is currently a member and the chairman of the board of directors of Hypertension Diagnostics, Inc. (OTCBB: HDII). He currently also serves as a board member at VioQuest Pharmaceuticals, Inc., Landry’s Restaurants, Inc. (NYSE: LNY) and Entrx Corporation (Nasdaq: ENTX). Mr. Brimmer has a Bachelor of Arts degree in accounting.

Russell C. Mix, Chief Executive Officer and President, and Director. Mr. Mix has served as a director of the Company since November 2003, has served as the Company’s Chief Executive Officer since April 16, 2004 and its President from April 16, 2004 to August 2, 2005. Mr. Mix is currently also a director of Prolific Publishing, Inc., a developer and publisher of computer software for the entertainment markets such as game consoles, gambling games and screensavers. Prior to that, Mr. Mix was Senior Vice President, General Counsel, Secretary and a director for Casino Data Systems, Inc. (“CDS”). He was a member of the executive management team which led CDS from its inception to more than 500 employees in four years, with business operations in more than 20 jurisdictions and offices in four states. He served as General Counsel to CDS and was instrumental in taking CDS public in April 1993. Mr. Mix was also President of CDS Gaming, a subsidiary of CDS, which launched the second multi-site progressive slot gaming system into United States gaming markets in Mississippi and Nevada, as the first competitor to IGT. He also led corporate and banking teams in two subsequent offerings (February 1994 and March 1996) which cumulatively raised in excess of $90 million for CDS. Mr. Mix has a J.D. degree from McGeorge School of Law, University of the Pacific, and is currently licensed to practice law in Nevada. While in private practice, Mr. Mix concentrated his legal practice in gaming and corporate law.

D. Bradly Olah, President. Mr. Olah has served as the Company’s President and director since August 2, 2005 and previously served as a consultant to the Company since September 2003. Mr. Olah, was the founder Chairman and Chief Executive Officer of Innovative Gaming Corporation of America from 1991 through February 1996 and also served as the Chief Financial Officer of that company from 1991 to 1993. Innovative Gaming Corporation of America was credited with launching the world’s first multi-station, multi-player electronic table games (Craps, Blackjack and Roulette) that changed the face of Native American, and Casino style gaming worldwide. Mr. Olah served as a director, Chief Executive Officer and Chief Financial Officer of Wits Basin Precious Minerals, Inc. (OTCBB: WITM) and its predecessor, during various periods between April, 1996 and May, 2003. He also served as a director of Natural Resources Geophysical Corporation until its sale to Eagle Geophysical of Houston, Texas. Mr. Olah also owns and manages professional power sports racing teams.

Kevin M. Greer, Chief Financial Officer. Mr. Greer has served as the Company’s Chief Financial Officer since October 28, 2005. From 2002 until joining the Company, Mr. Greer had an independent consulting practice providing accounting, tax and management services to a variety of companies ranging in size from start-ups to a Fortune 500 company. Mr. Greer served as Chief Financial Officer for eMedicalFiles, Inc. from 2000 to 2002. He also served as Chief Financial Officer for New Horizon Kid's Quest, Inc. (formerly Nasdaq SmallCap: KIDQ) from 1992 to 1999 and New Horizon Child Care, Inc. from 1986 to 1999. From 1980 to 1986, Mr. Greer was with Arthur Andersen & Co. Mr. Greer is a Certified Public Accountant.

Robert Bonev, Director. Mr. Bonev was appointed a director of the Company on October 8, 2004. Mr. Bonev has been Vice President of Sales and Marketing for Arctic Cat Inc. since June of 2001 and has over 20 years of marketing experience. From February 1999 to January 2000, Mr. Bonev served as Vice President of Marketing for Outdoor Marine Corporation. From December 1998 to February 1999, Mr. Bonev was employed by Teledyne Continental Motors, a business segment of Teledyne Technologies Incorporated, as Vice President of Sales/Marketing. From June 1993 to December 1998, Mr. Bonev was Director of Marketing for Mercury Marine, a division of The Brunswick Corporation.

N.D. “Butch” Witcher, Director. Mr. Witcher has served as a director of the Company since January 2004. Mr. Witcher is currently the President of Casino Concepts and Design (CCD), a consulting business he established in 1997 to provide casino management services, product development, slot machine selection, floor layout and design, and employee training. His clients include Lakes Entertainment, Inc. (formerly Grand Casinos, Inc.), Harrah’s of New Orleans, Isle of Capri, Foxwoods Resort Casino and several others. Prior to founding CCD, Mr. Witcher was Corporate Vice President of Gaming during his seven year tenure at Grand Casinos, Inc. Previous to his Grand Casinos employment, he also held key executive positions at several leading Nevada casinos, including the Flamingo, Frontier, Tropicana and Dunes hotels, as well as Resorts International and Bally’s Park Place facilities in New Jersey.

There are no family relationships among our executive officers or directors.

Board of Directors

The Company’s board of directors is currently comprised of five members, each of whom is identified in the table under the caption “Directors and Executive Officers” above. Currently, Messrs. Bonev, Brimmer, and Witcher qualify as “independent directors,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. Under the Company’s corporate bylaws, the board of directors may at any time add additional directors to serve on the board.

Audit Committee

The Company has established an audit committee within the board of directors that currently consists of the entire board of directors. Neither the audit committee nor the board of directors has yet adopted a written charter for the audit committee. The audit committee held four quarterly telephonic meetings during fiscal year 2004.

The board of directors has determined that at least one member of the audit committee, Mr. Kenneth Brimmer, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Exchange Act. Mr. Brimmer’s relevant experience includes, among others, his service as the Chief Executive Officer of STEN Corporation and Chief Executive and Chief Financial Officer of ActiveIQ Technologies, Inc. and his educational background in accounting. As noted above, Mr. Brimmer qualifies as an “independent director,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each individual serving as Chief Executive Officer of the Company during the fiscal year ended December 31, 2004; and (ii) each individual that served as an executive officer or Chairman of the Board of the Company at the end of the fiscal year ended December 31, 2004 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (the “Named Executives”).

			Annual Compensation		Long-Term Compensation Awards Securities
				Other Annual	Underlying
		Salary	Bonus	Compensation	Options
Name and Principal Position	Year	($)	($)	($)	(#)
Russell C. Mix, President and CEO (1)	2004	$120,417	—	7,083 (2)	616,667 (3)
	2003	—	—	—	66,666 (4)
	2002	—	—	—	—

Ronald E. Eibensteiner, President and CEO (5)	2004	—	—	—	—
	2003	—	—	—	—
	2002	—	—	—	—

(1)
Mr. Mix was appointed President and Chief Executive Officer on April 16, 2004. Mr. Mix resigned from his position as President on August 2, 2005, at which time D. Bradly Olah became the Company’s President.

(2)	Compensation represents consulting fees paid to Mr. Mix prior to him becoming an employee of the Company.
(3)
Includes options for 16,667 shares of the Company’s common stock that were granted to Mr. Mix as a result of his appointment to the Company’s Board of Directors in 2003, but that were subject to shareholder approval of an increase in the number of shares reserved for issuance under the Company’s 1999 Stock Option Plan. The shareholders approved the increase in the shares reserved for issuance under the 1999 Stock Option Plan in August 2004.

(4)	These options were granted to Mr. Mix as a result of his appointment to the Company’s Board of Directors.
(5)
Mr. Eibensteiner was appointed President and Chief Executive Officer on February 6, 2003 and resigned his positions as President and Chief Executive Officer effective April 16, 2004. Mr. Eibensteiner did not receive any salary while in these positions. Mr. Eibensteiner was Chairman of the Company from May 1996 until February 2005.

Option Grants in Last Fiscal Year

The following table sets forth the number of individual grants of stock options made during fiscal year 2004 to the Named Executives.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date
Ronald E. Eibensteiner	0	0	—	—
Russell C. Mix	600,000	55.1	1.50	3/22/2014
	16,667	1.5	.75	11/17/2013

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes information with respect to options held by the Named Executives, and the value of unexercised options held by such persons as of December 31, 2004.

Name	Number of Shares Acquired On Exercise	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (Exercisable/ Unexercisable)	Value of Unexercised In-the- Money Options at Fiscal Year End ($) (Exercisable/ Unexercisable) (1)
Ronald E. Eibensteiner	0	0	—/—	0/0
Russell C. Mix	0	0	161,666/521,667	192,915/552,918

(1)
Based on a fiscal year end of December 31, 2004 and a closing bid price on the over-the-counter bulletin board of $2.50 per share on December 31, 2004. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2004, while unexercisable options refer to those options that become exercisable at various times thereafter.

Director Compensation

Directors do not presently receive any compensation from the Company for attending board of directors or committee meetings, although the Company does reimburse directors for expenses incurred in attending such meetings. The Company has no official plan or policy for compensating directors with stock options or stock awards.

In September 2003, the Company granted a director an option for 133,333 shares of the Company’s common stock. The options vested immediately and had an exercise price of $.15 per share. In November 2003, the Company granted a director an option for 83,333 shares of the Company’s common stock at an exercise price of $.75 per share, as an inducement for him to join the Company’s board of directors. 20,833 of these options vested immediately, and an additional 20,833 of such options vested on November 17, 2004. The remaining 20,834 options will vest on November 17, 2006. In October 2003, the Company granted a director an option for 150,000 shares of the Company’s common stock at an exercise price of $3.20 per share, as an inducement for him to join the Company’s board of directors. This option vests in 30,000-share increments on each October 8 of the years 2005, 2006, 2007, 2008 and 2009.

In January 2005, the Company granted a director an option for 150,000 shares of the Company’s common stock at an exercise price of $3.20 per share, as an inducement for him to join the Company’s board of directors. This option vests in 30,000-share increments on each January 24 of the years 2006, 2007, 2008, 2009 and 2010. In February 2005, the Company granted an option for 250,000 shares of the Company’s common stock at an exercise price of $2.00 per share, as an inducement to join the Company’s Board of Directors. This option vests as to 25,000 shares immediately and in 75,000-share increments on February 9 of the years 2006, 2007 and 2008.

Employment Agreements

On April 16, 2004, the Company entered into an employment agreement with Mr. Mix to serve as the Company’s President and Chief Executive Officer for a term of three years. The employment agreement provides for Mr. Mix to receive a salary of $170,000 per year and to be eligible for an annual bonus based upon meeting certain agreed-upon Company goals and objectives. Mr. Mix will receive salary payments for a one-year period if he is terminated without cause and in certain other limited circumstances. Such circumstances include the Company’s breach of the employment agreement, a material and adverse change in Mr. Mix’s duties, responsibilities and authority, and a change in control of the Company. The employment agreement entitles Mr. Mix to participate in the Company’s employee-benefit plans on the same basis as benefits are made available to the Company’s other employees. Currently, the Company has no such benefit plans. A copy of the Company’s employment agreement with Mr. Mix is on file with the SEC as an exhibit to the Company Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed on May 10, 2004.

In connection with Mr. Mix’s appointment as the Company’s President and Chief Executive Officer, Mr. Mix also received options to purchase up to 600,000 shares of the Company’s common stock at an exercise price of $1.50 per share (the fair value of the Company’s common stock on the date of grant). 60,000 shares of the option vested immediately as of the date of grant (i.e., March 22, 2004); and 60,000 shares of the option shall vest on each anniversary date of the date of grant beginning on March 22, 2005 and ending on March 22, 2008. The remaining 300,000 shares of the option vest upon the earlier of (i) the ten-year anniversary date of the option grant or (ii) in 60,000-share increments upon the trading of the Company’s common stock at certain threshold prices ranging from $3.00 to $10.00 per share. Upon a change in control of the Company, all of the options shall immediately vest. The option has a ten-year term during which all options must be exercised or forfeited.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of the December 6, 2005 by: (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own beneficially more than 5% of the Company’s common stock. Unless otherwise indicated, the address of each of the following persons is 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402, and each such person has sole voting and investment power with respect to the shares of common stock set forth opposite their respective names.

Name and Address of Shareholder	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
Kenneth Brimmer (2)	25,000	*
Robert Bonev (3)	96,666	*
c/o Artic Cat, Inc.
601 Brooks Ave. S.
Thief River Falls, MN 56701
Russell C. Mix (4)	461,249	3.3%
1400 West Burbank Blvd.
Burbank, CA 91506
D. Bradly Olah (5)	1,317,500	8.9%
101 Primrose Lane
Medina, MN 55340
Kevin M. Greer	—	*
Namon D. Witcher (6)	30,000	*
825 Jefferson Street
Monterey, CA 93940
All current executive officers and directors as a group (six persons) (7)	1,930,415	12.5%
Perkins Capital Management, Inc. (8)	3,260,729	19.5%
730 East Lake Street
Wayzata, MN 55391
Ronald E. Eibensteiner (9)	1,188,996	8.1%
Wayne W. Mills (10)
5020 Blake Rd. S.	762,857	5.4%
Edina, MN 55436
Gary Watkins (11)
1611 S. Yutica, No. 194	1,000,000	6.9%
Tulsa, OK 79104
Omicron Master Trust (12)	2,125,000	13.6%
650 Fifth Avenue, 24th Floor
New York, NY 10019
Merriman Curhan Ford & Co. (13)	1,258,124	8.5%
600 California Street, 9th Floor
San Francisco, CA 94108
Amatis Limited (14)	1,250,000	6.9%
c/o Amaranth Advisors L.L.C.
One American Lane
Greenwich, CT 06831

*	less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the record rate are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 25,000 shares which Mr. Brimmer may purchase under currently exercisable options for Spectre common stock.
(3)	Includes 30,000 shares which Mr. Bonev may purchase under currently exercisable options for Spectre common stock.
(4)
Includes 242,499 shares which Mr. Mix may purchase under currently exercisable options for Spectre common stock, 555 shares held in trust for the benefit of Mr. Mix’s children, 20,000 shares of common stock owned by Prolific Publishing, Inc., a company of which Mr. Mix is an affiliate, 34,375 shares of common stock issuable upon conversion of Series B Preferred Stock owned by Prolific and 164,375 shares of common stock issuable upon exercise of currently exercisable warrants owned by Prolific Publishing.

(5)
Includes 255,000 shares held directly, 100,000 shares which Mr. Olah may purchase under currently exercisable options for Spectre common stock, 156,250 shares upon the conversion of Series B Preferred Stock, and 806,350 shares that Mr. Olah may purchase upon the exercise of warrants. Does not include 21,000 shares held in trust for Mr. Olah’s children. Mr. Olah disclaims beneficial ownership of such shares.

(6)	Includes 30,000 shares which Mr. Witcher may purchase under currently exercisable options for Spectre common stock.
(7)	Includes Messrs. Brimmer, Bonev, Mix, Olah, Greer and Witcher.
(8)
As disclosed in a Schedule 13G/A filed on May 5, 2005, and includes 329,500 shares which Perkins Capital Management, Inc. may purchase under currently exercisable warrants for Spectre common stock. Perkins Capital Management, Inc. has sole power to vote or direct the vote for 1,191,227 shares and sole power to dispose of or direct the disposition of all shares listed in the table as beneficially owned by it.

(9)
Includes 150,000 common shres issuable upon exercise of warrants, 93,750 shares issuable upon conversion of Series B Preferred Stock owned by Wyncrest Capital, Inc., a corporation wholly owned by Mr. Eibensteiner. Does not include 78,125 shares are issuable upon conversion of Series B Preferred Stock owned by a trust set up for Mr. Eibensteiner’s children and 171,875 shares of common stock issuable upon exercise of currently exercisable warrants owned by a trust set up for Mr. Eibensteiner’s children. Mr. Eibensteiner disclaims beneficial ownership of such shares. Mrs. Eibensteiner also holds 92,666 shares in an individual retirement account. Mr. Eibensteiner disclaims beneficial ownership of the shares held in that individual retirement account and such shares are not included in Mr. Eibensteiner's beneficial ownership totals.

(10)
Includes 100,000 shares issuable upon exercise of a warrant held by Blake Advisors, LLC, a limited liability company of which Mr. Mills is the sole member and manager. Also includes 62,500 shares issuable upon conversion of Series B Preferred Stock owned by Hunter Ridge Partners LLC, a limited liability company in which Mr. Mills is a shareholder and 62,500 shares of common stock issuable upon exercise of currently exercisable warrants owned by Hunter Ridge Partners LLC.

(11)	Includes 200,000 common shares issuable upon exercise of currently exercisable options, and 600,000 restricted shares of common stock subject to certain forfeiture restrictions.
(12)	Includes 937,500 common shares issuable upon conversion of Series B Preferred Stock and 1,187,500 common shares of issuable upon exercise of warrants.
(13)
Includes 156,250 common shares issuable upon conversion of Series B Preferred Stock and 1,101,874 common shares issuable upon exercise of warrants (which number of shares is subject to adjustment upon the final settlement of commissions payable to Merriman Curhan Ford & Co. and Feltl and Company).

(14)	Includes 625,000 common shares issuable upon conversion of Series B Preferred Stock and 625,000 common shares issuable upon exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company incurred expenses from a corporation, owned by a former director of the Company and employing another director and officer of the Company, for rent and consulting services of $102,166 and $60,942 during the years ended December 31, 2004 and 2003, respectively.

The Company incurred expenses from a corporation, partially owned by the CEO and director of the Company, for consulting services and expense reimbursements of approximately $81,000 and $0 during the years ended December 31, 2004 and 2003, respectively. The Company’s CEO also serves as a director of the corporation.

In February 2004, the Company entered into a consulting agreement with D. Bradly Olah, a greater-than-five-percent shareholder of the Company. Pursuant to the consulting agreement, Mr. Olah received $12,500 per month for four months (ending as of May 31, 2004) in exchange for general consulting services. On June 1, 2004, the Company entered into a new consulting agreement with Mr. Olah providing for payments of $12,500 per month for a two-year term. In connection with the new consulting agreement, Mr. Olah received options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share (the fair value of the stock on the date of grant). Beginning on June 15, 2005, the option vests in 100,000-share increments on each June 15 through 2007, and has a five-year term during which the options must be exercised or forfeited. The options will be valued on the date performance is complete under variable plan accounting using the Black-Scholes pricing model, the options had a value of $750,000 at December 31, 2004, of which $218,750 had been charged to expense during the year ended December 31, 2004.

On May 20, 2004, the Company closed on a $1.1 million loan from Pandora Select Partners, L.P. in exchange for a convertible promissory note. In connection with the convertible debt financing from Pandora, the Company paid $50,000 and issued two three-year warrants to Blake Advisors, LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company. The warrants were issued in exchange for financial-advisory services rendered by Blake Advisors. One warrant grants Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $2.50 per share, and the second warrant grants Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants were valued at $225,000 using the Black-Scholes pricing model and will be expensed using the straight-line method over the term of the promissory note. For the year ended December 31, 2004, the Company recorded expense of $92,340 related to these warrants.

On October 27, 2005, the Company issued 200 shares of its Series B Preferred Stock in exchange for the reduction of $200,000 of the balance due Pandora Select Partners on the May 2004 $1.1 million convertible note. On October 28, 2005 the Company made a payment of $35,457 in satisfaction of the remaining balance of principal and interest on the note.

On September 10, 2004, the Company closed on second loan from Pandora Select Partners and Whitebox Intermarket Partners, L.P. in the aggregate amount of $1.5 million. At the time of this transaction, Pandora Select Partners beneficially owned greater than 5% of the Company’s common stock. The September 10, 2004 promissory notes are secured by the Company’s assets, and are payable in interest only, at an annual rate of ten percent commencing October 2004, with the principal balance due in March 2005. These promissory notes are not convertible into our common stock. In connection with this financing, the Company issued to each of the investors five-year warrants to purchase 50,000 shares of common stock at a price of $3.00 per share. In the investment related agreements, the Company agreed to file a registration statement under the Securities Act covering the resale of the shares issuable upon exercise of the warrants on or before November 3, 2004 and cause such registration statement to be declared effective no later than February 1, 2005. Subsequently, the parties agreed in writing to delay the Company’s obligation to file such registration statement until November 30, 2004, and to commensurately delay the deadline for effectiveness until February 28, 2005. The Company filed the required registration statement with the SEC on November 30, 2004, and the registration statement was declared effective on January 24, 2005. In connection with the financing, the Company paid a 3% origination fee to an affiliate of the lenders.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes with Pandora Select Partners and Whitebox Intermarket Partners. The amendments extend the due date of the notes to June 10, 2005, which date can be further extended by the Company to September 10, 2005. As part of the amendments, the Company agreed to maintain assets whose aggregate value equals or exceeds the principal and interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash shall be valued at 100%, the Company’s accounts receivable shall be valued at 80% and the Company’s inventory and fixed assets shall be valued at 50% of their book value. As consideration for the amendments, the Company paid Pandora Select Partners and Whitebox Intermarket Partners each $18,750 and is amortizing the expense over the extended period. If the Company elects to extend the notes to September 10, 2005, Pandora Select Partners and Whitebox Intermarket Partners will each be entitled to a 2.5% origination fee on the then-outstanding principal amount of their respective notes.

On September 28, 2005 the Company entered into Forbearance and Extension Agreements with both Pandora Select Partners and Whitebox Intermarket Partners extending the maturity dates of the two March 2005 notes until September 30, 2006.

On June 21, 2005, the Company secured a $1.5 million loan from Crown Bank of Edina, Minnesota. In connection with this loan the Company paid a 2% origination fee. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer, and greater-than-ten-percent shareholder) and D. Bradly Olah. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance.

During the period from September 30, 2005 to October 24, 2005 the Company issued nine unsecured short-term promissory notes to nine separate investors in exchange for a total of $1,030,000. All of the promissory notes accrued interest at the rate of 6% per annum and were due and payable in full on October 21, 2005. The promissory notes (including accrued interest) were convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Preferred Stock on or prior to their maturity date. The investors included D. Bradly Olah, the Company's President, a corporation that is affiliated with Russell C. Mix, the Company's Chief Executive Officer and a corporation owned by Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer, and greater-than-ten-percent shareholder). In connection with the financing, the Company issued to the investors five-year warrants to purchase an aggregate of 2,060,000 shares of the Company’s common stock for one dollar per share. Messrs. Olah and Wyncrest Capital, Inc. (a company beneficially owned by Ronald E. Eibensteiner) received warrants to purchase 500,000 and 300,000 shares, respectively. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities. On October 27, 2005, all of the unsecured short-term convertible promissory notes, totaling $1,030,000 (including notes held by Messrs. Olah and Eibensteiner), were converted into an aggregate of 1,030 shares of the Company’s Series B Preferred Stock.

Management believes that all of the above-described transactions were conducted on terms no less favorable to the Company than could be obtained from unrelated third parties.

MARKET FOR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

General

During 2003, the Company’s common stock traded on the pink sheets under the symbol “ONEL.PK” through December 19, 2003. From December 22, 2003, until January 12, 2004, the Company’s common stock traded on the over-the-counter bulletin board under the symbol “ONLK.OB.” Since January 12, 2004 (as a result of the Company’s name change), the Company’s common stock has traded under the symbol “SGMG.OB.” The following table sets forth the high and low bid prices for our common stock as reported by the over-the-counter bulletin board in 2003 and 2004. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. These quotations are also adjusted to reflect the one-for-three combination (i.e., reverse split) of the Company’s capital stock effected on December 2, 2003. Throughout the periods indicated below, trading in the Company’s common stock was sporadic, exemplified by low trading volume and many days during which no trades occurred:

	Price Range
Fiscal Year 2004 (Quarter Ended)	High	Low
March 31, 2004	$2.25	$0.70
June 30, 2004	$3.40	$1.70
September 30, 2004	$4.50	$2.11
December 31, 2004	$3.90	$2.45

Fiscal Year 2003 (Quarter Ended)	High	Low
March 31, 2003	$0.03	$0.03
June 30, 2003	$0.09	$0.03
September 30, 2003	$0.15	$0.03
December 31, 2003	$0.94	$0.059

The approximate number of shareholders of record of the Company’s common stock as of March 9, 2005 was 266. The Company has never declared or paid a cash dividend on its common stock and does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans
As of Last Fiscal Year

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	529,166	$1.93	1,770,834
Equity compensation plans not approved by shareholders	4,535,719	$2.83	none
Total	5,064,885	$2.74	1,770,834

1999 Stock Option Plan

In 1999, the Company’s board of directors adopted, subject to shareholder approval, the 1999 Non-Qualified Stock Option Plan (the “1999 Plan”) pursuant to which 400,000 shares of common stock were reserved for issuance. On April 18, 2000, the board of directors approved an amendment to the 1999 Plan to increase the number of shares reserved for issuance thereunder by 200,000. Company shareholders approved the 1999 Plan (and the April 18, 2000 amendment) at the Company’s annual shareholder meeting held on May 23, 2000. Effective upon the Company’s one-for-three stock combination (i.e., reverse split) on December 2, 2003, the total number of shares reserved for issuance under the 1999 Plan was reduced to 200,000. In July 2004, the board of directors approved an amendment to the 1999 Plan to increase the number of shares reserved for issuance thereunder by 100,000, bringing the total number of shares reserved for issuance to 300,000. The shareholders approved this amendment to the 1999 Plan at the Company’s annual shareholder meeting held on August 26, 2004. Under the 1999 Plan, only Company officers and directors receive options. Furthermore, only non-statutory options (i.e., options other than “incentive stock options” under the Internal Revenue Code of 1986, as amended) to purchase shares of the Company’s common stock may be granted under the 1999 Plan.

2004 Stock Option Plan

In July 2004, the Company’s board of directors passed a resolution adopting the Spectre Gaming Inc. 2004 Stock Option Plan (the “2004 Plan”). The Company has reserved 2,000,000 shares of common stock for issuance under the 2004 Plan. The Company’s shareholders approved the 2004 Plan at the Company’s annual shareholder meeting held on August 26, 2004. As of the date of this prospectus, 922,500 options have been granted under the 2004 Plan. The 2004 Plan provides for the grant of both incentive and non-statutory stock options. Incentive stock options granted under the 2004 Plan are intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended. Non-statutory stock options granted under the 2004 Plan will not qualify as incentive stock options. The board of directors adopted the 2004 Plan to provide a means by which Company employees, directors, officers and consultants may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus.

SELLING SHAREHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling shareholders as of November 29, 2005, and after this offering. Except as indicated in the table and accompanying footnotes, the selling shareholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise or conversion of the warrants or promissory notes described herein and registered by the registration statement of which this prospectus is a part. A total of 16,810,678 shares are included in this table.

Selling Shareholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Shareholder	Number of Shares Offered by Selling Shareholder upon Exercise or Conversion of Certain Warrants or Preferred Stock (2)	Percentage Beneficial Ownership After Offering (3)
Amatis Limited	1,250,000		1,818,917 (4)	*
Omicron Master Trust	2,125,000		2,978,375 (5)	*
Mitchell and Megan E. Berg	31,250		45,473 (6)	*
Industricorp & Co. Inc. FBO Twin City Carpenters Pension Plan	325,000		381,892 (7)	*
Craig-Hallum Partners, L.P.	250,000		363,783 (8)	*
Cranshire Capital, L.P.	625,000		909,458 (9)	*
Woodville LLC	225,000		327,405 (10)	*
Gordon T. Graves	137,500		200,080 (11)	*
Frank Hamel	37,500		54,568 (12)	*
Hunter Ridge Partners LLC	325,000		381,892 (7)	*
Iroquois Master Fund Ltd.	406,250		591,148 (13)	*
Pinnacle Investments	37,500		54,568 (12)	*
MicroCapital Fund L.P.	656,250		954,932 (14)	*
Magne, Thomas P.	56,250		81,852 (15)	*
McGough, Timothy Jerome	37,500		54,568 (12)	*
Merriman Curhan Ford & Co.	1,258,124		1,609,041 (16)	*
Nite Capital LP	187,500		272,838 (17)	*
Donald Bradly Olah (16)	1,317,500		954,730 (19)	1.7%
Daniel S. Perkins and Patrice M. Perkins JTWROS	112,500		140,946 (20)	*
Devron H. Char and Valerie C. Char JT	31,250		45,473 (6)	*
MicroCapital Fund Limited	281,250		409,257 (21)	*
Prolific Publishing, Inc.	178,750		210,040 (22)	*
Pyramid Partners, L.P.	325,000		381,892 (7)	*
Wyncrest Capital, Inc.	93,750		150,163 (17a )	*
TCMP3 Partners	187,500		272,838 (17)	*
Whalehaven Capital Fund Limited	625,000		909,458 (9)	*
Pandora Select Partners, L.P.	250,000		363,783 (8)	*
Marla C. Kennedy	25,000		36,378 (23)	*
Piper Jaffray & Co. as Cust FBO Gary B. Davis IRA	31,250		45,473 (6)	*
Elizabeth J. Hyduke-Kelm	25,000		36,378 (23)	*
Steven P. Hyduke	25,000		36,378 (23)	*
Feltl and Company	_____		_____ (24)	*
MB Partnership	25,000		36,378 (23)	*
Richard W. Perkins Trustee U/A dtd 6/14/78 FBO Richard W. Perkins	62,500		90,945 (25)	*
Piper Jaffray & Co. as Cust FBO James G. Peters IRA	56,250		81,852 (15)	*
Piper Jaffray & Co. as Cust FBO David H. Potter	37,500		54,568 (12)	*
Itasca Capital Partners, LLC	143,750		209,175 (26)	*
Piper Jaffray & Co. as Cust FBO James H. Lehr SEG/IRA	25,000		36,378 (23)	*
Hannah G. Irrevocable Trust	250,000		349,240 (27)	*
Scott Bradley Grams	78,125		227,365 (28)	*
Corporate Capital Management	300,000		300,000(29)	*
Streamline Development Company, LLC	70,000	70,000	280,000 (30)	*

(1)
For purposes of the selling shareholder table and consistent with SEC rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)
Includes (a) shares of common stock upon conversion of Series B Variable Rate Preferred Stock, (b) shares of common stock issuable upon exercise of outstanding warrants, (c) shares of common stock issuable in satisfaction of dividends payable by the Company to holders of Series B Variable Rate Convertible Preferred Stock, and (d) shares of common stock issuable upon certain events pursuant to contractual obligations entered into in connection with the Company’s offer and sale of Series B Variable Rate Convertible Preferred Stock.

(3)
Under the terms of our Certificate of Designation for Series B Variable Rate Convertible Preferred Stock, holders of such preferred stock may not convert their preferred shares into shares of common stock to the extent that, after giving effect to any attempted conversion, the holder would beneficially own more than 4.99% of our outstanding common stock after giving effect to such conversion. In addition, holders of warrants issued in connection with our offer and sale of Series B Variable Rate Convertible Preferred Stock may not exercise such warrants for shares of common stock to the extent that, after giving effect to any attempted exercise, the holder would beneficially own more than 4.99% of our outstanding common stock after giving effect to such exercise.

(4)	Includes 625,000 shares issuable upon conversion of Series B Convertible Preferred Stock and 625,000 shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.
(5)
Includes 937,500 shares issuable upon conversion of Series B Convertible Preferred Stock, 937,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock and 250,000 common shares issuable upon exercise of warrants issued in connection with short-term debt financing. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of December 9, 2005, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling shareholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(6)
Includes 15,625 shares issuable upon conversion of Series B Convertible Preferred Stock and 15,625 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(7)
Includes 62,500 shares issuable upon conversion of Series B Convertible Preferred Stock, 62,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock and 200,000 common shares issuable upon exercise of warrants issued in connection with short-term debt financing.

(8)
Includes 125,000 shares issuable upon conversion of Series B Convertible Preferred Stock and 125,000 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(9)
Includes 312,500 shares issuable upon conversion of Series B Convertible Preferred Stock and 312,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(10)
Includes 112,500 shares issuable upon conversion of Series B Convertible Preferred Stock and 112,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(11)
Includes 68,750 shares issuable upon conversion of Series B Convertible Preferred Stock and 68,750 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(12)
Includes 18,750 shares issuable upon conversion of Series B Convertible Preferred Stock and 18,750 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(13)
Includes 203,125 shares issuable upon conversion of Series B Convertible Preferred Stock and 203,125 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(14)
Includes 328,125 shares issuable upon conversion of Series B Convertible Preferred Stock and 328,125 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(15)
Includes 28,125 shares issuable upon conversion of Series B Convertible Preferred Stock and 28,125 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(16)
Includes 156,250 shares issuable upon conversion of Series B Convertible Preferred Stock, 156,250 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock and 695,624 shares issuable upon conversion of warrants received as compensation in connection with the Series B Convertible Preferred Stock offering (which number of shares is subject to adjustment upon the final settlement of commissions payable to Merriman Curhan Ford & Co. and Feltl and Company).

(17)
Includes 93,750 shares issuable upon conversion of Series B Convertible Preferred Stock and 93,750 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock. Keith Goodman, manager of the general partner of Nite Capital LP, has voting control and investment discretion over securities held by Nite Capital, LP. Mr. Goodman disclaims beneficial ownership of the shares held by Nite Capital, LP.

(17a)	Includes 93,750 shares issuable upon conversion of Series B Convertible Preferred Stock.
(18)
Includes 255,000 shares held directly, 100,000 shares which Mr. Olah may purchase under currently exercisable options for Spectre common stock, 156,250 shares upon the conversion of Series B Preferred Stock, and 806,250 shares that Mr. Olah may purchase upon the exercise of warrants. Does not include 21,000 shares held in trust for Mr. Olah’s children. Mr. Olah disclaims beneficial ownership of such shares.

(19)
Includes 156,250 shares issuable upon conversion of Series B Convertible Preferred Stock and 156,250 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(20)
Includes 31,250 shares issuable upon conversion of Series B Convertible Preferred Stock, 31,250 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock and 50,000 common shares issuable upon exercise of warrants issued in connection with short-term debt financing.

(21)
Includes 140,625 shares issuable upon conversion of Series B Convertible Preferred Stock and 140,625 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(22)
Includes 34,375 shares issuable upon conversion of Series B Convertible Preferred Stock, 34,375 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock and 110,000 common shares issuable upon exercise of warrants issued in connection with short-term debt financing.

(23)
Includes 12,500 shares issuable upon conversion of Series B Convertible Preferred Stock and 12,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(24)	Includes _______ common shares issuable upon exercise of warrants.
(25)
Includes 62,500 shares issuable upon conversion of Series B Convertible Preferred Stock and 62,500 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(26)
Includes 71,875 shares issuable upon conversion of Series B Convertible Preferred Stock and 71,875 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(27)
Includes 156,250 shares issuable upon conversion of Series B Convertible Preferred Stock and 78,125 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.

(28)	Includes 78,125 common shares issuable upon exercise of warrants issued with the Series B Convertible Preferred Stock.
(29)	Includes 180,000 common shares issuable upon exercise of warrants issued in connection with short-term debt financing.
(30)	Includes 280,000 common shares issuable upon the satisfaction of certain performance criteria.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling shareholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by Spectre. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders.

Sales of shares of common stock offered hereby may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

In some instances, we have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

In some instances, we have agreed with the selling shareholders to keep the registration statement that includes this prospectus effective until the earlier of (1) such time as all of the shares issuable upon conversion of the Series B Preferred Stock, upon exercise of the related warrants, and upon payment of dividends on the Series B Preferred Stock, may be resold without restriction pursuant to Rule 144 under the Securities Act or (2) the date on which all of the foregoing shares have been resold under this prospectus.

In connection with the our offer and sale of Series B Preferred Stock, the Company engaged Feltl and Company and Merriman Curhan & Ford Co. to serve as our placement agents for the preferred shares on a reasonable-efforts basis. The placement agents were granted five-year warrants to purchase an aggregate of 695,624 shares of common stock at a purchase price of $1.84 per share (the “Agent Warrants”). If Feltl and Company and Merriman Curhan & Ford exercise their respective Agent Warrants, they will realize additional compensation. As the NASD deems this additional compensation, the placement agents have each entered into a lock-up agreement with the NASD agreeing that the Agent Warrants will not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short-sale, derivative, put or call transaction that would result in the effective economic disposition of the Agent Warrants by any person for a period of 180 days from the date of effectiveness of the registration statement of which this prospectus is a part. The shares of common stock issuable upon exercise of the Agent Warrants were not registered under the Securities Act, and may not be offered or sold in the United States absent registration or the availability of an applicable exemption therefrom.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of outstanding warrants to purchase our common stock, the conversion of convertible preferred stock, payment of preferred stock dividends with common stock and the issuance of additional registered shares, there will be 15,759,218 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares that were issued in reliance upon the private-placement exemptions under the Securities Act (i.e., those shares issued and issuable in connection with the March 2004 Private Placement, November 2004 Private Placement and the Debt Financings) are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Provided that all of the other requirements of Rule 144 are then satisfied: the 1,796,829 restricted shares of our common stock that were issued in connection with the March 2004 Private Placement will be eligible for resale without registration on March 18, 2005; the 200,000 shares of our common stock issued to Games of Chance will be eligible for resale without registration on June 16, 2005; and the 1,811,429 restricted shares of our common stock that were issued in connection with the November 2004 Private Placement will be eligible for resale without registration on November 24, 2005.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

DESCRIPTION OF SECURITIES

General

The Company is authorized to issue an aggregate of 100,000,000 shares of capital stock, $0.01 par value. The Company’s board of directors has authority, without any further vote or action by the shareholders, to designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

Series A Convertible Preferred Stock

The board of directors has previously designated 466,666 shares of capital stock for issuance as “Series A Convertible Preferred Stock.” As of the date hereof, the Company has 43,334 shares of Series A Convertible Preferred Stock issued and outstanding. Upon a liquidation of the Company, the Series A Convertible Preferred shareholders will receive a liquidation preference of $65,000. Each holder of Series A Convertible Preferred Stock may elect to convert all or a portion of their preferred shares into common stock on the terms and conditions set forth in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. Shareholders of the Series A Convertible Preferred Stock currently have the right to convert their preferred shares into an aggregate of 97,798 shares of common stock. The Series A Convertible Preferred Stock does not provide its shareholders with any preemptive rights, rights of first refusal, or director-appointment rights.

Common Stock

As of November 29, 2005, there were 13,476,939 shares of our common stock outstanding held by approximately 266 shareholders of record. The holders of the common stock: (i) have equal ratable rights among themselves to dividends from funds legally available therefor, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the Company’s assets available for distributions to holders of the common stock upon liquidation, dissolution or winding up of the Company’s affairs, subject to any liquidation preferences in favor of issued and outstanding classes of preferred stock (including the liquidation preference for shares of Series A Convertible Preferred Stock); (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking-fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters submitted to a vote of the shareholders. All shares of common stock now outstanding are fully paid and non-assessable.

The holders of our common stock do not have cumulative-voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected.

Series B Variable Rate Convertible Preferred Stock

The board of directors has designated 30,000 shares of capital stock for issuance as “Series B Variable Rate Convertible Preferred Stock,” which we refer to in this prospectus as “Series B Preferred Stock.” As of the date hereof, the Company has 7,420 shares of Series B Preferred Stock issued and outstanding. Holders of Series B Preferred Stock are entitled to receive cumulative dividends at the per annum rate of LIBOR plus 4%, either in cash or shares of common stock (or a combination thereof), on a quarterly basis; however, the Company may issue common stock in lieu of cash to satisfy its dividend-payment obligations only if certain conditions are met. These conditions relate to the Company’s compliance with certain terms of the related Securities Purchase Agreement, the listing and trading of our common stock, the trading price of the Company’s common stock, and certain other conditions set forth in the Certificate of Designation for Series B Variable Rate Convertible Preferred Stock. Upon a liquidation of the Company, the holders of Series B Preferred Stock will be entitled to receive, prior to any distribution to holders of our common stock, a liquidation preference equal to the sum of (i) the stated value of their shares ($1,000 per share), plus (ii) all then accrued but unpaid dividends. Holders of Series B Preferred Stock may convert all or a portion of their preferred shares into common stock on the terms and conditions set forth in the Series B Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. The conversion price for their preferred shares is currently $1.60, subject to adjustments set forth in the Certificate of Designation. Shareholders of the Series B Preferred Stock currently have the right to convert their preferred shares into an aggregate of 4,637,500 shares of common stock. The Series B Preferred Stock does not provide its shareholders with any preemptive rights, rights of first refusal, or director-appointment rights.

Warrants

In connection with the Company’s offer and sale of Series B Preferred Stock on October 27, 2005, the Company issued to investors in the Series B Preferred Stock five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at an exercise price of $1.84 per share. In addition, the Company issued five-year warrants to two placement agents, giving them to purchase an aggregate of 695,624 shares of common stock at an exercise price of $1.84 per share.

DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 302A.521 of the Minnesota Business Corporation Act provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Under the Minnesota Business Corporation Act, the term “proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Company. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is hereby made thereto for a complete statement of such indemnification rights.

Article VI of the Company’s articles of incorporation, as amended, and Article VI of its corporate bylaws provide that each Company director and officer, past or present, and each person who served or may have served at the request of the Company as director, officer, employee and agent of another corporation or employee-benefit plan, and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the extent permissible by, applicable Minnesota law. Specifically, Company directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for: (i) any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct, or a knowing violation of law; (iii) corporate distributions which are in contravention of restrictions in the Minnesota Business Corporation Act, the Company’s articles of incorporation or the Company’s bylaws, or any agreement to which the Company is a party; (iv) violations of Minnesota securities laws; (v) any transaction from which the director derives an improper personal benefit; or (vi) any act or omission occurring prior to the effective date of the provisions in the Company’s articles of incorporation eliminating or limiting director liability. These provisions in our articles of incorporation will generally not limit liability under state or federal securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised by its counsel that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, of Minneapolis, Minnesota.

EXPERTS

The financial statements of Spectre Gaming, Inc. for the years ended December 31, 2003 and December 31, 2004 included in this prospectus have been included herein in reliance on the report, which includes a paragraph relating to the ability of Spectre Gaming, Inc. to continue as a going concern, of Virchow, Krause & Company, LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors of
Spectre Gaming, Inc. (Formerly OneLink, Inc.)
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Spectre Gaming, Inc. (formerly OneLink, Inc.) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spectre Gaming, Inc. (formerly OneLink, Inc.) as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had net losses for the years ended December 31, 2004 and 2003, had an accumulated deficit at December 31, 2004 and does not have adequate liquidity to fund its operations through out fiscal 2005. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this condition.

VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
February 3, 2005 (except as to Note 17, as to which the date is March 10, 2005)

SPECTRE GAMING, INC.

BALANCE SHEETS

	As of December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,431,280	$323,675
Accounts receivable	7,347	—
Inventory	2,530,683	—
Prepaid license fees	187,500	—
Deposits	51,258	—
Prepaid expenses	36,939	40,461
Total current assets:	5,245,007	364,136
Property, equipment and leasehold improvements, net	77,677	—
Leased gaming equipment, net	734,720	—
Other assets	213,587	—
Total Assets:	$6,270,991	$364,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Convertible note payable, net	$354,134	$—
Short-term debt, net	1,373,611	—
Accounts payable	687,518	42,907
Accrued payroll and related taxes	—	3,942
Accrued expenses	168,791	57,538
Total current liabilities:	2,584,054	104,387
SHAREHOLDERS’ EQUITY:
Capital stock, par value $.01 per share, 100,000,000 shares authorized:
Series A Convertible Preferred Stock, par value $.01 per share:
Authorized shares—466,666
Issued and outstanding shares:
206,667 and 440,000 shares at December 31, 2004 and 2003, respectively	2,067	4,400
($310,000 and $660,000 liquidation preference at December 31, 2004 and 2003, respectively)
Common stock, par value $.01 per share:
Authorized shares—13,333,333 Issued and outstanding shares:
12,888,213 and 8,093,198 at December 31, 2004 and 2003, respectively	128,882	80,932
Additional paid-in capital	25,087,624	16,388,237
Accumulated deficit	(20,608,011)	(16,213,820)
Deferred equity compensation	(923,625)	—
Total shareholders’ equity:	3,686,937	259,749
Total liabilities and shareholders’ equity:	$6,270,991	$364,136

See accompanying notes to financial statements.

SPECTRE GAMING, INC.

STATEMENTS OF OPERATIONS

	For the Years ended December 31,
	2004	2003
REVENUE:
Gaming revenue - sales	$71,670	$—
Gaming revenue - participation and lease	11,019	—
Total revenue	82,689	—
Cost of revenues	63,746	—
Gross profit	18,943	—
OPERATING EXPENSES:
Research and development	1,045,000	—
Selling, general and administrative	2,586,156	218,402
Total Operating Expenses:	3,631,156	218,402
Operating loss	(3,612,213)	(218,402)
OTHER INCOME (EXPENSE):
Interest income	11,331	—
Interest expense	(793,309)	—
Net Loss:	$(4,394,191)	$(218,402)
NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.42)	$(0.05)
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	10,578,101	4,072,188

See accompanying notes to financial statements.

SPECTRE GAMING, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY

	Series A Convertible				Additional	Deferred		Total
	Preferred Stock		Common Stock		Paid-In	Equity	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Equity
Balance at December 31, 2002	440,000	$4,400	3,287,084	$32,871	$16,191,517	$—	$(15,995,418)	$9,448
Cash payments related to reverse stock split	—	—	(59)	(1)	(34)	—	—	(35)
Sale of common stock, net of issuance costs	—	—	4,106,173	41,062	385,676	—	—	426,738
Conversion of related party debt to common stock	—	—	700,000	7,000	35,000	—	—	42,000
Cancellation of stock- subscription receivable	—	—	—	—	(223,922)	—	—	—
Net loss	—	—	—	—	—	—	(218,402)	(218,402)
Balance at December 31, 2003	440,000	4,400	8,093,198	80,932	16,388,237	—	(16,213,820)	259,749
Sale of common stock, net of issuance costs	—	—	3,343,418	33,434	5,128,994	—	—	5,162,428
Conversion of preferred stock to common stock	(233,333)	(2,333)	526,597	5,266	(2,933)	—	—	—
Issuance of common stock for purchased research and development	—	—	870,000	8,700	766,300	—	—	775,000
Issuance of common stock for distribution agreements	—	—	55,000	550	111,950	—	—	112,500
Issuance of options and warrants for services	—	—	—	—	1,355,076	(1,355,076)	—	—
Amortization of deferred equity compensation	—	—	—	—	—	431,451	—	431,451
Issuance of stock warrants related to notes payable	—	—	—	—	1,000,000	—	—	1,000,000
Beneficial conversion of note payable	—	—	—	—	340,000	—	—	340,000
Net and comprehensive loss	—	—	—	—	—	—	(4,394,191)	(4,394,191)
Balance at December 31, 2004	206,667	$2,067	12,888,213	$128,882	$25,087,624	$(923,625)	$(20,608,011)	$3,686,937

See accompanying notes to financial statements.

SPECTRE GAMING, INC.

STATEMENTS OF CASH FLOWS

	For the Years ended December 31,
	2004	2003
Operating activities
Net loss	$(4,394,191)	$(218,402)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33,078	—
Common stock issued for purchased research and development	775,000	—
Common Stock issued for distribution agreements	112,500	—
Stock options and warrants issued for services	431,451	—
Amortization of original issue discount	522,823	—
Amortization of debt issuance costs	161,063	—
Changes in operating assets and liabilities:
Accounts receivable	(7,347)	—
Inventory	(2,530,683)	—
Deposits	(51,258)	—
Prepaid license fees	(187,500)	—
Prepaid expenses	3,522	20,066
Other Assets	(6,650)	—
Accounts payable, payroll and related taxes and accrued expenses	751,922	49,962
Net cash used in operating activities:	(4,386,270)	(148,374)
Investing activities
Purchases of property, equipment and leasehold improvements	(94,742)	—
Purchases of leased gaming equipment	(750,733)	—
Net cash used in investing activities:	(845,475)	—
Financing activities
Debt financing costs	(143,000)	—
Proceeds from sale of common stock, net of issuance costs	5,162,428	426,738
Proceeds from notes payable and common stock warrants issued	2,600,000	—
Proceeds from loans payable - related parties	—	47,000
Payments on notes payable	(280,078)	—
Cash payments for reverse stock split	—	(35)
Payments on loans payable - related parties	—	(5,000)
Net cash provided by financing activities:	7,339,350	468,703
Increase in cash and cash equivalents	2,107,605	320,329
Cash and cash equivalents at beginning of year	323,675	3,346
Cash at end of year:	$2,431,280	$323,675
Supplemental cash flow information
Cash paid for interest	$98,190	$—
Warrants issued for service relating to debt issuance	225,000	—
Conversion of loans payable - related parties to common stock	—	42,000
Cancellation of stock-subscription receivable and contingent note payable	—	223,922

See accompanying notes to financial statements.

SPECTRE GAMING, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business

Spectre Gaming, Inc. (the “Company” or “Spectre,”“we,”“us” or “ours”) (formerly OneLink, Inc.) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000, changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. The Company designs and develops networks, software and content that provide its customers with a comprehensive gaming system. The Company has begun placing its gaming machines on casino floors.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company had net losses for the years ended December 31, 2004 and 2003, had an accumulated deficit at December 31, 2004 and does not have adequate liquidity to fund its operations through out fiscal 2005. The financial statements do not include any adjustments that might result from the outcome of this condition.

The Company, as noted above, is now pursuing business opportunities in the Native American and charitable gaming markets. To fund these business opportunities, the Company has engaged in debt and equity financing (see Notes 6, 10, 11, and 12). The Company anticipates engaging in additional debt and equity financing in the future. Nevertheless, there can be no assurance the Company will raise the necessary capital to fund its business.

2.	Summary of Accounting Policies

Revenue Recognition. The Company derives its gaming revenues primarily two ways, outright sales of machines to customers, and participation arrangements with its Native American customers. Revenue for machine sales is recorded upon shipment and upon the expiration of any applicable trial periods granted to the customer. Under the participation arrangements, the Company retains ownership of the equipment installed at a customer site and receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for the participation agreements as operating leases.

The Company records amounts being charged to customers for shipping and handling as sales in accordance with Emerging Issues Task Force (EITF) Issue 00-10, “Accounting for Shipping and Handling Fees and Costs.” Shipping and handling costs incurred by the Company are included in cost of goods sold.

In December 2003, the SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” SAB No. 104 sets forth the SEC staff’s position regarding the point at which it is appropriate for a registrant to recognize revenue. The staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company used the above criteria to determine whether revenue could be recognized, and is recognizing revenue in accordance with SAB 104.

Cash and Cash Equivalents. The Company includes as cash and cash equivalents highly liquid, short-term investments with maturity of three months or less when purchased, which are readily convertible into known amounts of cash. The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. No allowance was considered necessary at December 31, 2004 and 2003, respectively.

The Company extended unsecured credit to customers in the normal course of business.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Inventory. Inventory, which consists principally of gaming products and related materials, is stated at the lower of cost (determined on the first-in, first-out method) or market. At December 31, 2004 the Company had $652,114 of finished goods inventory and $1,878,569 of spare parts and gaming cabinets.

Prepaid License Fees. Prepaid license fees relate to licenses associated with the themes of certain gaming machines which are licensed from unrelated parties. Under participation agreements and upon the placement of the machines into service, the Company will begin amortizing the licenses over the estimated useful life of the pertinent machines of 3 years.

Deposits. Deposits primarily relate to the prepayment of machines ordered which have not been received as of December 31, 2004 and deposits placed on corporate credit cards. Upon receipt of the machines, deposits of $28,394 will be reclassified into inventory.

Leased Gaming Equipment and Property, Equipment and Leasehold Improvements. Leased gaming equipment and property, equipment and leasehold improvements were stated at cost. Gaming machines placed with customers under participation arrangements are included in leased gaming equipment. Depreciation of an asset was recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Sales and retirements of depreciable property were recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in the Company’s results of operations. Depreciation and amortization expense on leased gaming equipment and property, equipment and leasehold improvements was $33,078 and $0 for the years ended December 31, 2004 and 2003, respectively.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value, which considers the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal.

Debt Issuance Costs. The Company capitalizes debt issuance costs and amortizes the costs over the life of the loan using the straight-line method, which approximates the interest method. The capitalized costs related to the convertible debt investment from Pandora Select Partners LP (“Pandora”) in May 2004 include the origination fee paid to Pandora of $33,000, the $50,000 cash paid to Blake Capital Advisors, LLC (“Blake”), the value of the warrants issued to Blake and $10,000 of legal fees, and are included in other assets in the financial statements. The warrants issued to Blake were valued at $225,000 using the Black-Scholes pricing model. The capitalized costs related to the loans from Pandora and Whitebox Intermarket Partners LP in September 2004 include the origination fee paid of $45,000 and $5,000 of legal fees. At December 31, 2004 , the Company had debt issuance costs of $206,937 classified as other assets on the balance sheet. Amortization expense of the debt issuance costs for the years ended December 31, 2004 and 2003 was $161,063 and $0, respectively. Estimated amortization for debt issuance costs is $206,937 for the year ending December 31, 2005.

Fair Value of Financial Instruments. The carrying amounts for all financial instruments approximate fair value. The carrying amounts for cash, accounts receivable, accounts payable, accrued expenses and short-term debt approximate fair value because of the short maturity of these instruments.

Research and Development Costs. Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company uses the working model approach to determine technological feasibility. Generally, the Company’s products are released soon after technological feasibility has been established. As a result, the Company has not capitalized any internal software development costs, since such costs have not been significant and the products are released shortly after technological feasibility. Research and development expense was $1,045,000 and $0 for the years ended December 31, 2004 and 2003, respectively, for research and development purchased during the year.

Net Loss Per Common Share. Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common-equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years. All options and warrants outstanding were antidilutive for the years ended December 31, 2004 and 2003. (See Note 7)

Advertising Expense. Advertising costs are charged to operations when incurred. Advertising expense was $99,655 and $0 for the years ended December 31, 2004 and 2003, respectively.

Employees

Stock-Based Compensation. In accordance with Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company’s common stock at the grant date over the amount the employee must pay for the stock. The Company’s general policy is to grant stock options and warrants at fair value at the date of grant. Options and warrants issued to non-employees are recorded at fair value, as required by Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock Based Compensation”, using the Black-Scholes pricing model. The Company has adopted the disclosure only provision of SFAS No. 148, “Accounting for Stock Based Compensation.”

The Company applies APB No. 25 and related interpretations in accounting for its stock options and warrants issued to employees. Had compensation costs for the Company’s stock options and warrants been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company’s net loss and loss per share would have been changed to the approximate pro forma amounts indicated below:

	Year Ended December 31,
	2004	2003
Net loss:
As reported	$(4,394,191)	$(218,402)
Pro forma	(4,925,051)	(251,596)
Basic and diluted net loss per common share
As reported	$(0.42)	$(0.05)
Pro forma	(0.47)	(0.06)
Stock-based compensation
As reported	$—	$—
Pro forma	530,860	33,194

The following significant assumptions were utilized to calculate the fair value information presented utilizing the Black-Scholes pricing model:

	Year Ended December 31,
	2004	2003
Risk Free interest rate	3.04%	3.12%
Expected life	5.09 years	4.7 years
Expected volatility	640%	469%
Expected dividends	0%	0%

Non-employees

During the years ended December 31, 2004 and 2003, the Company has issued options and warrants to purchase 1,095,000 shares and 16,666 shares, respectively of the Company’s common stock to non-employees, mostly consultants, with exercise prices ranging from $0.75 per share to $3.30 per share and expiring at various times through June 2014. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the options on the earlier of the date a performance commitment is met or the date the performance is complete. Of the options issued to non-employees, 500,000 are earned nd vest as specific milestones are achieved as described in the agreement. At December 31, 2004 and 2003, $4,500 and $0, respectively, had been recorded for expense of these options. The Company valued other non-vested options and warrants subject to performance and issued to non-employees at $1,550,000 and $0, using the Black-Scholes pricing model, and cancelled options with a value of $194,924 and $0, for the years ended December 31, 2004 and 2003, respectively. The Company recorded expense of $431,451 and $0 for the years ended December 31, 2004 and 2003, respectively, in accordance with EITF 96-18.

Income Taxes. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to the temporary differences between the financial and income tax reporting bases of assets and liabilities.

Reclassifications. Certain accounts in the prior years financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statement. These reclassifications had no effect on the net loss or shareholders’ equity.

Recent Accounting Pronouncements. In December 2003, FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (FIN 46R). FIN 46R states that companies that have exposure to the economic risks and potential rewards from another entity’s assets and activities have a controlling financial interest in a variable interest entity and should consolidate the entity, despite the absence of clear control through a voting equity interest. The consolidation requirements apply to all special-purpose entities by the end of the first reporting period ending after December 15, 2003. FIN 46R shall be applied to all variable interest entities by the end of the first reporting period ending after March 15, 2004, for enterprises that are not small business issuers or December 15, 2004 for enterprises that are small business issuers. The Company does not expect the adoption of FIN 46R to have a material effect on its financial statements.

In November 2004, FASB issued SFAS No. 151 “Inventory Costs” amends the guidance in ARB No. 43, Chapter 4 “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 pf ARB 43, Chapter 4, previously stated that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS No, 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. SFAS No. 151 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 151 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 153 “Exchanges of Nonmonetary Assets” amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date SFAS No. 153 was issued. SFAS No. 153 shall be applied prospectively. The Company does not expect the adoption of SFAS No. 153 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 123R which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expressed no preference for the type of valuation model. SFAS No. 123R is effective for small business issuers as of the beginning of interim or annual reporting periods that begin after December 15, 2005. The Company will adopt SFAS No. 123R in its first fiscal 2006 quarter. The impact of SFAS No. 123R has not been determined by the Company.

3.	Asset Acquisition

In December 2004, the Company signed an asset purchase agreement with Streamline Development Company, LLC (“Streamline”) whereby the Company acquired all of the assets and intellectual property of Streamline. Pursuant to the agreement the Company made a $20,000 cash payment and issued 70,000 unregistered shares of the Company’s common stock to Streamline. The shares were valued at the trading price of the Company’s common stock on the day the agreement was executed, $2.50 per share, and charged to research and development expense since the technological feasibility of the assets purchased had not yet been achieved. An additional 280,000 shares of the Company’s common stock will be issued to Streamline upon the achievement of certain development milestones. The shares will be expensed as development occurs, and valued at the trading price of the Company’s common stock, on the day the milestone is completed. Streamline is majority owned by two individuals who became employees of the Company in 2004.

When the Company acquires technology from another entity, the purchase price is allocated, as applicable, between purchased in-process research and development expense (“IPR&D”), other identifiable intangible assets and net tangible assets. The Company’s policy defines IPR&D as the value assigned to those projects for which related products have not reached technological feasibility and have no alternative future use. The Company has charged to research and development expense the consideration paid to Streamline because the assets acquired have not yet reached technological feasibility.

Streamline is majority owned by two individuals who became employees of the Company in 2004.

4.	Property, Equipment and Leasehold Improvements and Leased Gaming Equipment

At December 31, 2004 and 2003, the Company’s leased gaming equipment and property, equipment and leasehold improvements consisted of the following:

			Estimated
	2004	2003	Useful Lives
Furniture and equipment	$34,440	$—	3-5 years
Leasehold improvements	60,302	—	12-24 months
Total property, equipment and leasehold improvements	94,742	—
Less accumulated depreciation	(17,065)	—
Total property, equipment and leasehold improvements, net	$77,677	$—
Leased gaming equipment	$750,733	$—	3 years
Less accumulated depreciation	(16,013)	—
Total leased gaming equipment	$734,720	$—

Leased gaming equipment includes machines leased under participation arrangements that are at customer facilities.

5.	Contingent Shareholder Notes Payable

In January 1994, the Company acquired 73,121 shares of common stock from two shareholders for $6.54 per share by issuing promissory notes totaling $478,212 which bear interest at 6%. These shares have been canceled and retired. Under the terms of the notes, payments shall be made when, and only if, the Company receives payments for the exercise of options under its 1994 Stock Option Plan until the notes are paid in full. The Company is required to use 100% of any cash proceeds resulting from the exercise of options under the 1994 Stock Option Plan to pay down these obligations until the notes are satisfied. As of December 31, 2004 and 2003, there were no options outstanding under the 1994 Stock Option Plan and as of December 31, 2004 the 1994 Stock Option Plan has expired. Consequently, no liability has been recorded in the financial statements. No principal or interest payments were made on these promissory notes in 2004 and 2003.

During December 1999, the Company sold 37,808 shares of common stock and received a stock-subscription receivable for $226,852 from one of the note holders. The receivable was payable when payments on the contingent shareholder notes payable are made by the Company. The outstanding balance on the stock-subscription receivable earns interest at 6%. There were no payments made in 2004 or 2003. In December 2003, when the principal balance of the subscription receivable was $223,922, the Company and one of the note holders, with an original principal amount of $232,707, agreed to offset the remaining balance of the note against the subscription receivable from the note holder. The agreement released the Company from its obligations under the note, released the note holder from their obligations under the subscription agreement and related stock pledge agreement, and mutually released both parties from any and all claims by the other party.

The principal balance of the contingent promissory notes was $0 and $238,939 at December 31, 2004 and 2003, respectively.

6.	Shareholders’ Equity

Our authorized capital consists of 100,000,000 shares of capital stock. Pursuant to authority granted by the Company’s articles of incorporation, our board of directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights.

Common Stock

During December 1999, the Company sold 37,808 shares of common stock and received a stock-subscription receivable for $226,852. The receivable was payable when payments on the contingent shareholder notes payable were made by the Company (see Note 5). The outstanding balance on the stock-subscription receivable earned interest at 6%. There were no payments made in 2003 or 2002. In December 2003, the Company agreed to offset the remaining balance of the subscription receivable against the contingent shareholder notes payable (see Note 5). The agreement released the Company from its obligations under the note, released the note holder from their obligations under the subscription agreement and related stock pledge agreement, and mutually released both parties from any and all claims by the other party.

In September 2003, the Company sold 3,841,333 shares of common stock for gross proceeds of $230,480, and issued 700,000 shares in satisfaction of $42,000 of debt to related parties.

In November 2003, the Company began a private placement which ended in March 2004 (the “Offering”). A majority of the sales of the Company’s common stock occurred after December 31, 2003. In the Offering, the Company sold a total of 1,796,829 shares of its common stock (of which 1,531,989 were sold in 2004) for a per share price of $0.75 (i.e., raising a gross total of $1,347,626, $1,148,996 of which was raised in 2004). The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended. The Company raised funds in this private placement in anticipation of entering into the business of developing, manufacturing, distributing and servicing gaming machines, primarily for the Native American and charitable gaming markets. The Company used an agent for a portion of these sales. As a fee, the Company paid the agent $62,550 in cash which was accounted for as a reduction of gross proceeds, and issued the agent fully-vested five-year warrants to purchase up to 83,400 shares of the Company’s common stock for an exercise price of $0.75 per share. In addition, the Company incurred legal fees and other expenses of $19,407 related to the Offering.

In November, 2004, the Company closed on a private placement (the “Second Offering”) of 1,811,429 Units (“Units”), each consisting of one share of common stock, par value $.01 per share, and five-year warrants to purchase one additional share of common stock at a purchase price of $3.75 per share. The per-Unit price was $2.50 (i.e., raising a gross total of $4,528,573). The Company used two agents in completing the sale of the Units in the Second Offering. As a fee, the Company paid the agents $362,286 in cash, and issued the agents fully-vested five-year warrants to purchase up to 181,143 Units for an exercise price of $2.50 per Unit. In addition, the Company incurred legal fees and other expenses of $70,898 related to the Second Offering.

Preferred Stock

During the year ended December 31, 2001, the Company sold 440,000 shares of Series A Convertible Preferred Stock and received net proceeds of $615,133. The preferred stock has voting rights identical to common stock. In the event of liquidation, the Series A Preferred Shareholders receive a liquidation preference. Although no dividends are required with respect to the Series A Preferred Stock, no dividend shall be paid on any shares of common stock unless comparable dividends are paid on the Series A Preferred Stock.

The holders of Series A Convertible Preferred Stock may elect to convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. After adjustment pursuant to the terms of the Certificate of Designation, each share of Series A Convertible Preferred Stock currently converts into 2.257 shares of the Company’s common stock.

In June 2004, holders of 200,000 shares of the Company’s Series A Convertible Preferred Stock converted their preferred shares into 451,369 shares of the Company’s $.01 par value common stock. In July 2004, holders of an additional 33,333 shares of the Company’s Series A Convertible Preferred Stock converted their preferred shares into 75,228 shares of the Company’s $.01 par value common stock. At December 31, 2004 there were outstanding 206,667 shares of Series A Convertible Preferred Stock which were convertible into an aggregate of 466,452 shares of the Company’s common stock with a liquidation preference of $310,000.

7.	Warrants and Stock Options

During 2003, 16,666 five-year warrants were issued to a consultant and none were exercised. The warrants issued to the consultant are earned and vest as the consultant achieves milestones as described in the consulting agreement. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the warrants as the milestones are achieved. At December 31, 2004 and 2003, no expense has been recorded related to these warrants as no milestones were achieved.

At December 31, 2004, the Company had 2,697,946 warrants outstanding with exercise prices ranging from $0.75 to $8.82. The warrants expire serially through November 2009.

The Company established a stock option plan in 1999 (“1999 Stock Option Plan”) to provide incentives to directors and officers and under which 300,000 shares of common stock have been reserved for issuance. The options can only be non-qualified stock options and are valued at the fair market value of the common stock on the date of grant unless otherwise determined by the plan administrator, in which case the option may not be less than 85% of the fair market value of the common stock on the date of grant.

During 2003, the Company issued options for 16,667 shares of common stock to a director that were subject to the shareholders of the Company approving an increase in the number of shares reserved for issuance under the 1999 Stock Option Plan and were not considered outstanding at December 31, 2003. In August 2004, the shareholders approved an increase in the number of shares reserved for issuance under the 1999 Stock Option Plan to 300,000 shares.

The Company established a stock option plan in 2004 (“2004 Stock Option Plan”) to provide incentives to employees, directors, officers and consultants and under which 2,000,000 shares of common stock have been reserved for issuance. The options can be either incentive stock options or non-statutory stock options and are valued at the fair market value of the stock on the date of grant. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases, may not be less than 110% of such fair market value. The exercise price of non-statutory options may not be less than 100% of the fair market value of the stock on the date of grant.

During 2004, the Company issued options for 2,005,000 shares of the Company’s common stock outside of the Company’s stock option plans.

At December 31, 2004, the Company had 327,772 exercisable options outstanding with a weighted-average exercise price of $1.00, and a weighted-average remaining contractual life of 8.9 years. At December 31, 2003, the Company had 172,774 exercisable options outstanding with a weighted-average exercise price of $0.65, and a weighted-average remaining contractual life of 9.2 years.

The weighted-average grant date fair market value of options granted during the year ended December 31, 2004 and 2003 was $2.18 and $0.24, respectively.

The following table summarizes options and warrants to purchase shares of the Company’s common stock:

		Weighted				Weighted
		Average	Range of			Average Exercise
		Exercise Price	Option			Price
	Options	Per Share of	Exercise		Warrants	Per Share of
	Outstanding	Options	Price		Outstanding	Warrants
Balance at December 31, 2002	269,606	$4.62	$$	3.00 to 10.50	61,659	$4.50
Granted	199,999.35		$$	0.15 to 0.75	16,666.75
Canceled/expired	(250,998)	4.67	$$	3.00 to 10.50	(4,000)	3.74
Balance at December 31, 2003	218,607.67		$$	0.15 to 6.00	74,325	3.71
Granted	2,334,167	2.18	$$	0.75 to 3.50	2,657,115	3.41
Canceled/expired	(185,835)	2.25	$$	2.00 to 3.09	(33,494)	4.47
Balance at December 31, 2004	2,366,939	$2.04	$$	0.15 to 6.00	2,697,946	$3.41

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options outstanding		Options exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$ 0.15	133,333	8.75	$0.15	133,333	$0.15
$ 0.75	83,333	8.88	0.75	41,666	0.75
$ 1.50	600,000	9.23	1.50	120,000	1.50
$ 2.00	220,831	3.79	2.00	20,831	2.00
$ 2.15	300,000	9.42	2.15	—	N/A
$ 2.40 - $2.50	782,500	8.13	2.48	—	N/A
$ 2.70 - $3.00	30,276	4.13	2.75	5,276	3.00
$ 3.20 - $3.50	210,000	7.14	3.28	—	N/A
$ 6.00	6,666	4.70	6.00	6,666	6.00
$ 0.15 to $6.00	2,366,939	8.08	$2.04	327,772	$1.00

8.	Software

On March 4, 2004, the Company signed an agreement with MET Games, Inc. (“MET”) to purchase certain Linux-based software and technology being developed by and owned by MET for the operation of certain gaming computers and systems. Pursuant to the agreement, the Company made a $250,000 cash payment to MET and issued 800,000 unregistered, restricted shares of the Company’s common stock. The Company will utilize the software as it develops its business opportunities in the Native American Class II and charitable gaming markets.

The Company has the right to terminate the agreement and recover the $250,000 payment and 800,000 unregistered, restricted shares of the Company’s common stock if MET fails to deliver software that meets the specifications detailed in the agreement or in the event that MET fails to provide the software in accordance with the development schedule detailed in the agreement. Despite this fact, due to the development of the software not having reached technological feasibility on the date of the agreement and the $250,000 cash payment being a significant performance commitment, the Company expensed the cash payment and the value of the common stock, $600,000, as research and development expense. For his purpose, the common stock was valued at $0.75 per share, based upon the price of the Company’s then recently completed private placement.

MET is wholly-owned by an individual who became an employee of the Company on March 4, 2004.

On February 3, 2005, the Company and MET Games, Inc. executed an amendment to the Software Development Agreement to be effective January 24, 2005. (See Note 17)

9.	Distribution Agreement

In June 2004, the Company signed a distribution agreement to become the exclusive distributor of Games of Chance, Inc. (“GOC”). Under the terms of the five-year agreement the Company will issue an aggregate of 200,000 shares of the Company’s common stock, 50,000 shares of which were issuable upon the signing of the agreement with the remaining 150,000 shares issuable in five 30,000-share installments on each of the five anniversaries of the agreement. The shares issued upon the signing of the agreement were expensed at $100,000, their current value on the date of the agreement. In addition, GOC received an option to purchase 500,000 shares of the Company’s common stock at an exercise price of $2.50 per share. The options vest in increments of 25,000 shares as the Company places or sells 500 GOC machines. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the options as the machines are sold. At December 31, 2004 and 2003, $4,500 and $0 had been recorded for expense of these options. As of December 31, 2004, the Company had placed 36 GOC machines. Upon signing the Company also paid GOC $15,000 related to prior expenses incurred by GOC on behalf of the Company.

In connection with the distribution agreement the Company signed a five-year consulting agreement (“Consulting Agreement”) with Barry Quick, the spouse of the President of GOC. The Consulting Agreement calls for monthly payments to Mr. Quick of $10,000 and is terminable, without penalty, for cause or non-performance.

10.	Convertible Note Payable

On May 20, 2004, the Company received $1,100,000 in a convertible debt investment from Pandora Select Partners, L.P. (“Pandora”). The note was payable in interest only, at 10% per annum, through August 20, 2004, and thereafter is payable in equal monthly installments over the next 15 months. The note is convertible by Pandora into common stock of Spectre at $2.50 per share, and allows Spectre, subject to certain conditions and limitations, to make monthly installment payments with its common stock at a price per share equal to 90% of the average closing bid price of the common stock over the 30 trading days immediately preceding the payment date. In connection with the financing, Spectre paid a 3% origination fee, issued a fully-vested five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share, and granted Pandora a security interest in the Company’s assets. The gross proceeds of $1,100,000 were allocated between the convertible note and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount, the fair value of the warrants and the beneficial conversion of the note into common stock as defined in EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, will be amortized over the life of the promissory note using the straight-line method, which approximates the interest method. The note is convertible by the holder any time in whole or in part upon written notice to the Company. Such conversion is limited to the extent the holders beneficial ownership interest would exceed 4.99% of outstanding common stock at conversion. In addition, Spectre agreed to file a registration statement by November 3, 2004, which date was extended to November 30, 2004, with the U.S. Securities and Exchange Commission, covering the issuance or resale of the shares of Spectre’s common stock which may be issued in connection with the note and warrant issued to Pandora, and cause the same to be effective by February 1, 2005. The Company filed the registration statement on November 30, 2004 and the registration statement was declared effective on January 24, 2005. In connection with the financing, the Company also paid a finder’s fee to Blake Capital Advisors, LLC (“Blake”), a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company, of $50,000 and issued a fully-vested five-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share and a fully-vested five-year warrant for the purchase of 50,000 shares at $3.00 per share, and paid legal fees of $10,000. The fees and the value of the warrants were recorded as deferred financing costs and will be amortized over the life of the convertible debt.

The allocation of the gross proceeds of the convertible note payable is summarized below as of December 31, 2004:

Convertible note payable, total borrowed	$1,100,000
Value of 200,000 warrants allocated to additional paid in capital	(450,000)
Value of beneficial conversion of note payable allocated to additional paid in capital	(340,000)
Convertible note payable, net of original issue discount	310,000
Amortization of original issue discount	324,212
Principal payments on convertible note	(280,078)
Convertible note payable, net	$354,134

11.	Short-term Debt

On September 10, 2004, the Company issued two $750,000 10% promissory notes. One note was issued to Pandora Select Partners, L.P. (“Pandora”) and the other note was issued to Whitebox Intermarket Partners, L.P. (“Whitebox”). The notes are payable interest only through March 10, 2005, at which time the principal is due. In connection with the financing, Spectre paid a 3% origination fee, issued five-year warrants for the purchase of 50,000 shares of Spectre’s common stock at $3.00 per share to both Pandora and Whitebox, and granted Pandora and Whitebox security interests in the Company’s assets. The gross proceeds of $1,500,000 were allocated between the notes and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount and the fair value of the warrants will be amortized over the life of the promissory note using the straight-line method, which approximates the interest method. In addition, Spectre agreed to file a registration statement by February 1, 2005 with the U.S. Securities and Exchange Commission, covering the issuance or resale of the shares of Spectre’s common stock which may be issued in connection with the warrants issued to Pandora and Whitebox. The Company filed the registration statement on November 30, 2004 and the registration statement was declared effective on January 24, 2005.

The allocation of the gross proceeds of the short-term debt is summarized below as of December 31, 2004:

Short-term debt, total borrowed	$1,500,000
Value of 100,000 warrants allocated to additional paid in capital	(325,000)
Short-term debt, net of original issue discount	1,175,000
Amortization of original issue discount	198,611
Total short-term debt, net	$1,373,611

12.	License Agreement

On June 30, 2004, the Company signed a three-year non-exclusive license agreement (“License Agreement”) with Bally Gaming Inc. (“Bally”). The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally over the term of the Agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. In addition, the Company was obligated to purchase at least 100 game cabinets from Bally, and incur certain minimum license-fee charges of $187,500, by June 30, 2004. As of December 31, 2004, the Company had not taken delivery of any of the products that include the license fee charges and therefore the minimum license fee paid is included in prepaid expenses at December 31, 2004. Upon receipt of the machines that include the license fees and the placement of the machines, through a participation agreement, into service, the Company will begin amortizing the licenses over the estimated useful life of the machines of 3 years.

13.	Related Party Transactions

The Company incurred expenses from a corporation, owned by a director of the Company and employing another director and officer of the Company, for rent and consulting services of approximately $102,000 and $61,000 during the years ended December 31, 2004 and 2003, respectively.

The Company incurred expenses from a corporation, partially owned by the CEO and director of the Company, for consulting services and expense reimbursements of approximately $81,000 and $0 during the years ended December 31, 2004 and 2003, respectively. The Company’s CEO also serves as a director of the corporation.

In February 2004, the Company entered into a consulting agreement with D. Bradly Olah, a greater-than-five-percent shareholder of the Company. Pursuant to the consulting agreement, Mr. Olah received $12,500 per month for four months (ending as of May 31, 2004) in exchange for general consulting services. On June 1, 2004, the Company entered into a new consulting agreement with Mr. Olah providing for payments of $12,500 per month for a two-year term. In connection with the new consulting agreement, Mr. Olah received options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share (the fair value of the stock on the date of grant). Beginning on June 15, 2005, the option vests in 100,000-share increments on each June 15 through 2007, and has a five-year term during which the options must be exercised or forfeited. The options will be valued on the date performance is complete under variable plan accounting using the Black-Scholes pricing model, the options had a value of $750,000 at December 31, 2004, of which $218,750 had been charged to expense during the year ended December 31, 2004.

In connection with the convertible debt financing from Pandora, the Company paid $50,000 and issued two fully-vested three-year warrants to Blake Advisors, LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company. The warrants were issued in exchange for financial-advisory services rendered by Blake Advisors. One warrant grants Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $2.50 per share, and the second warrant grants Blake Advisors the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants were valued at $225,000 using the Black-Scholes pricing model and will be expensed using the straight-line method over the term of the promissory note. For the year ended December 31, 2004, the Company recorded expense of $92,340 related to these warrants.

14.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences principally relate to net operating loss carryforwards and depreciation.

The Company has net operating loss carryforwards of approximately $19,584,000 at December 31, 2004 expiring at various times beginning 2008 that can be used to offset future taxable income, and research and development credit carryforwards of approximately $101,000 which, if not used, will begin to expire in 2007. The Company believes there has been a change in ownership and change in the Company’s business and that the carryforwards are subject to the limitations of the Internal Revenue Code Section 382. These limitations would effectively eliminate the net operating loss carryforwards prior to the date of the change in ownership.

The Company has recorded a full valuation allowance against the net deferred tax asset due to the uncertainty of realizing the related benefits and does not include any eliminations of net operating loss carryforwards as disclosed above as follows at December 31:

	2004	2003
Deferred income tax assets:
Net operating loss carryforwards	$7,926,000	$5,966,000
Research and development credit carryforwards	101,000	101,000
Less: valuation allowance	(8,027,000)	(6,067,000)
Net deferred income tax assets	$–	$–

The change in the valuation allowance was $1,960,000 and $156,200 for the years ended December 31, 2004 and 2003, respectively.

Income tax computed at the U.S. federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2004	2003
Federal statutory tax rate benefits	(34.0)%	(34.0)%
State tax, net of federal benefit	(6.5)%	(6.5)%
Change in valuation allowance	40.5%	40.5%
Effective tax rate	0.0%	0.0%

15.	Commitments

The Company leased office space on a month-to-month basis from a company owned by the Company’s former chairman at a rate of $3,000 per month and since September 2004 at a rate of $1,500 per month.

The Company leases its office facilities in El Cajon, CA pursuant to terms of a non-cancelable operating lease, as amended, that expires in May 2006. Under the terms of the lease, the Company is required to pay a portion of the lessor’s operating costs.

The Company leases a house in El Cajon, CA pursuant to terms of a non-cancelable operating lease that expires in June 2005.

The Company leases equipment pursuant to terms of a non-cancelable operating lease that expires in October 2009.

Rent expense, excluding operating expenses, was $81,825 and $11,389 for the years ended December 31, 2004 and 2003, respectively.

Scheduled minimum lease payments for the next five years are approximately as follows:

Year ending December 31,

2005	$73,812
2006	26,434
2007	1,873
2008	1,873
2009	1,405
Totals	$105,397

The Company has entered into various employment agreements with certain executives of the Company, which provide for severance payments subject to certain conditions and events.

On June 30, 2004, the Company signed a three-year non-exclusive license agreement (“License Agreement”) with Bally Gaming Inc. (“Bally”). The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally over the term of the Agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. (See Note 12)

16.	Significant Customers

Revenues to one customer was 86.7% of total revenues in 2004.

17.	Subsequent Events

On February 3, 2005, the Company and MET Games, Inc. (“MET”) executed an amendment to the Software Development Agreement with MET to be effective January 24, 2005. (See Note 8)

The amendment provides for the Company’s acceptance of MET’s non-conforming delivery of the bingo software in exchange for MET’s reimbursement to the Company of up to $100,000 for all internal and external costs and expenses related to the completion of the bingo software and the Company’s access to MET’s office and warehouse space to facilitate the completion of the bingo software. The Company intends to complete the development of the bingo software internally. In connection with the amendment, The Company agreed to release the restrictions on 100,000 shares of common stock immediately and on the remaining 700,000 shares commensurate with revised milestone achievements. The amendment did not change the Company’s ownership rights to the completed software. As a result there were no accounting adjustments or revisions attributable to this amendment.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes with Pandora and Whitebox. The amendments extend the due date of the notes to June 10, 2005, which date can be further extended by the Company to September 10, 2005. As part of the amendment the Company agreed to maintain assets whose value equals or exceeds the principal interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash shall be valued at 100%, he Company’s accounts receivable shall be valued at 80% and the Company’s inventory and fixed assets shall be valued at 50% of their book value. As consideration for the amendments, the Company paid Pandora and Whitebox each $18,750. If the Company elects to extend the notes to September 10, 2005, Pandora and Whitebox will each be entitled to a 2.5% origination fee on the then outstanding principal amount of their respective note.

SPECTRE GAMING, INC.

BALANCE SHEETS

	As of September 30, 2005	As of December 31, 2004
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,588	$2,431,280
Accounts receivable	22,341	7,347
Other receivables	76,561	–
Inventory	1,593,012	2,530,683
Deposits	34,133	51,258
Prepaid expenses	67,021	36,939
Total current assets	1,970,656	5,057,507

Property, equipment and leasehold improvements, net	106,809	77,677
Leased gaming equipment, net	845,739	734,720
Long-term technology and distribution rights, net	4,647,849	–
Prepaid license fees	187,500	187,500
Other assets	36,945	213,587
Total assets	$7,795,498	$6,270,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Convertible note payable, net	$160,300	$354,134
Current portion of long-term debt	2,250,000	–
Short-term debt, net	3,000,000	1,373,611
Accounts payable	505,929	687,518
Accrued payroll	68,894	–
Accrued expenses	226,026	168,791
Accrued payable - long-term technology and distribution rights	812,567	–
Total current liabilities	7,023,716	2,584,054

Long-term debt, less current portion	750,000	–
Total liabilities	7,773,716	2,584,054

SHAREHOLDERS’ EQUITY:
Capital stock, par value $.01 per share, 100,000,000 shares authorized:
Series A Convertible Preferred Stock, par value $.01 per share:
Authorized shares--466,666
Issued and outstanding shares: 43,334 and 206,667 shares at September 30, 2005 and December 31, 2004, respectively	433	2,067
($65,000 and $310,000 liquidation preference at September 30, 2005 and December 31, 2004, respectively)
Series B Variable Rate Convertible Preferred Stock, 30,000 shares authorized, none issued and outstanding	–	–
Common stock, par value $.01 per share:
Authorized shares--99,503,334
Issued and outstanding shares: 13,426,939 and 12,888,213 at September 30, 2005 and December 31, 2004, respectively	134,269	128,882
Additional paid-in capital	26,643,209	25,087,624
Accumulated deficit	(26,531,185)	(20,608,011)
Deferred equity compensation	(224,944)	(923,625)
Total shareholders’ equity:	21,782	3,686,937
Total liabilities and shareholders’ equity	$7,795,498	$6,270,991

See accompanying notes to financial statements.

SPECTRE GAMING, INC.

STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004

Revenue	$150,983	$–	$399,867	$–

Cost of revenues	94,961	–	270,051	–
Gross profit	56,022	–	129,816	–

OPERATING EXPENSES:
Research and development	165,892	–	370,924	850,000
Sales and marketing	389,454	–	1,325,414	–
General and administrative	596,926	722,509	1,868,792	1,547,800
Impairment of gaming equipment in inventory	500,527	–	500,527	–
Impairment of leased gaming equipment	281,459	–	281,459	–
Total operating expenses	1,934,258	722,509	4,347,116	2,397,800

Operating loss	(1,878,236)	(722,509)	(4,217,300)	(2,397,800)

OTHER INCOME (EXPENSE):
Interest income	1,851	1,001	15,425	3,099
Interest expense	(936,353)	(265,067)	(1,721,299)	(359,617)
Net loss	$(2,812,738)	$(986,575)	$(5,923,174)	$(2,754,318)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.21)	$(0.09)	$(0.45)	$(0.27)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic and diluted	13,404,701	10,994,420	13,213,178	10,106,932

See accompanying notes to financial statements.

SPECTRE GAMING, INC.
STATEMENT OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2005	2004
Operating activities
Net loss	$(5,923,174)	$(2,754,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	189,694	5,614
Impairment of gaming equipment in inventory	530,527	–
Impairment of leased gaming equipment	281,459	–
Common stock issued for purchased research and development	–	712,500
Stock options and warrants issued for services	457,819	220,416
Amortization of original issue discount	521,388	228,655
Amortization of debt issuance costs	861,512	83,062
Amortization of long-term technology and distribution rights	352,151	–
Changes in operating assets and liabilities:
Accounts receivable	(14,994)	–
Other receivables	(76,561)	–
Inventory	(116,628)	(1,723,354)
Deposits	15,319	(611,242)
Prepaid license fees	–	(187,500)
Prepaid expenses	(30,082)	(7,095)
Other assets	–	(6,650)
Accrued payable, long-term technology and distribution rights	(187,433)	–
Accounts payable	(181,589)	814,720
Accrued payroll	68,894	(3,942)
Accrued expenses	57,235	99,751
Net cash used in operating activities	(3,194,463)	(3,129,383)

Investing activities
Purchases of property, equipment and leasehold improvements	(87,532)	(90,565)
Technology and distribution rights	(1,000,000)	–
Net cash used in investing activities	(1,087,532)	(90,565)

Financing activities
Debt issuance costs	(105,000)	(143,000)
Proceeds from sale of common stock, net of issuance costs	–	1,067,040
Proceeds from convertible note payable and common stock warrants issued	–	2,600,000
Proceeds from notes payable	2,380,000	–
Payments on convertible notes payable	(246,697)	(69,150)
Net cash provided by financing activities	2,028,303	3,454,890
Increase (decrease) in cash and cash equivalents	(2,253,692)	234,942
Cash and cash equivalents at beginning of year	2,431,280	323,675
Cash at end of period	$177,588	$558,617

Supplemental cash flow information:
Cash paid for interest	$318,354	$36,668

Non-cash Investing and Financing Activities:
Common stock issued for payment on convertible notes payable	$342,136	$–
Warrants issued for services relating to debt issuance	$578,064	$225,000
Inventory transferred to leased gaming equipment	$523,775	$–
Accrued payable in exchange for long-term technology and distribution rights	$812,567	$–
Unsecured promissory note in exchange for long-term technology and distribution rights	$3,000,000	$–

See accompanying notes to financial statements.

Spectre Gaming, Inc.
Notes to Financial Statements
September 30, 2005 and 2004
(unaudited)

Note 1. Business Description.

Spectre Gaming, Inc. (the “Company” or “Spectre,”“we,”“us” or “ours”) (formerly OneLink, Inc.) was incorporated in Minnesota in June 1990 under the name MarketLink, Inc. At that time, the Company provided telecommunications-based business-intelligence services to client end users. In January 1997, the Company changed its name to OneLink Communications, Inc., and later in June 2000, changed its name to OneLink, Inc. In July 2002, the Company ceased operating its telecommunications-based business, and in December 2002 sold substantially all of its assets. In September 2003, the Company adopted a new business plan focused on providing interactive electronic games to the Native American and charitable gaming markets, and in January 2004 changed its name to Spectre Gaming, Inc. The Company now designs and develops networks, software and content that provide its customers with a comprehensive gaming system, and has begun placing its gaming machines on casino floors.

In May 2005 the Company acquired the exclusive license to a proprietary technology (Alpha-AWP) for the development and deployment of casino-style redemption or amusement-with-prize (AWP) games. The Company has begun the development of AWP games and plans to distribute the games to operators at various retail, commercial and entertainment venues in the United States which allow for such devices.

To fund its business, the Company has engaged in debt and equity financing. The Company anticipates engaging in additional financings in the future. Nevertheless, there can be no assurance the Company will raise the necessary capital to fund its business.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern. The Company had net losses for the quarter and nine months ended September 30, 2005 and the years ended December 31, 2004 and 2003, had an accumulated deficit at September 30, 2005. Due to the completion of the sale of 7,420 shares of the Company’s Series B Variable Rate Convertible Preferred Stock (the “Series B Preferred Stock”) on October 27, 2005 (see Note 12), the Company believes that it has adequate liquidity to fund its operations at least through March 2006.

Note 2. Summary of Significant Accounting Policies.

Interim Financial Information. The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U. S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. Operating results for the three and nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The accompanying financial statements and related notes should be read in conjunction with the Company’s audited financial statements, and notes thereto, for the fiscal year ended December 31, 2004, contained in its Annual Report on Form 10-KSB for the year ended December 31, 2004.

The financial information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented.

Revenue Recognition. The Company currently derives its revenues primarily in two ways, outright sales of machines or participation arrangements with its customers. Revenue for machine sales is recorded upon shipment or upon the expiration of any applicable trial periods granted to the customer. Under the participation arrangements, the Company retains ownership of the equipment installed at a customer site and receives revenue based on a percentage of the hold per day generated by each gaming system, which is generally considered both realizable and earned at the end of each gaming day. The Company accounts for the revenue received on participation agreements as operating lease revenue.

The Company records amounts being charged to customers for shipping and handling as sales in accordance with Emerging Issues Task Force (EITF) Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." Shipping and handling costs incurred by the Company are included in cost of goods sold.

The SEC issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” which sets forth the SEC staff’s position regarding the point at which it is appropriate for a registrant to recognize revenue. The staff believes that revenue is realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. The Company used the above criteria to determine whether revenue could be recognized, and is recognizing revenue in accordance with SAB 104.

Cash and Cash Equivalents. The Company includes as cash and cash equivalents highly liquid, short-term investments with maturity of three months or less when purchased, which are readily convertible into known amounts of cash. The Company maintains its cash in high quality financial institutions. The balances, at times, may exceed federally insured limits.

Accounts Receivable. The Company reviews customers’ credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information. Accounts receivable over 30 days are considered past due. The Company does not accrue interest on past due accounts receivable. Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer. No allowance was considered necessary at September 30, 2005 and December 31, 2004, respectively.

The Company extends unsecured credit to customers in the normal course of business.

Inventory. Inventory, which consists principally of gaming products and related materials, is stated at the lower of cost (determined on the first-in, first-out method) or market. At September 30, 2005, the Company had $475,135 of finished goods inventory and $1,117,877 of spare parts and gaming cabinets. At December 31, 2004 the Company had $652,114 of finished goods inventory and $1,878,569 of spare parts and gaming cabinets.

During the quarter ended September 30, 2005 the Company determined the carrying cost of certain of its inventory exceeded what it expects to realize from future sales. A charge against earnings was made in the amount of $500,527.

Prepaid License Fees. $187,500 of the prepaid license fees relate to licenses associated with the themes of certain gaming machines which are licensed from unrelated parties. Under participation agreements and upon the placement of the machines into service, the Company will begin amortizing the licenses over the estimated useful life of the pertinent machines of 3 years.

Leased Gaming Equipment and Property, Equipment and Leasehold Improvements. Leased gaming equipment and property, equipment and leasehold improvements were stated at cost. Gaming machines placed with customers under participation arrangements are included in leased gaming equipment. Depreciation of an asset is recognized on the straight-line basis over the asset’s estimated useful life ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life. Maintenance, repairs and minor renewals are expensed when incurred. Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in the Company’s results of operations. Depreciation and amortization expense on leased gaming equipment and property, equipment and leasehold improvements was $64,818 and $189,694 for the three and nine months ended September 30, 2005, respectively and was $5,297 and $5,614 for the three and nine months ended September 30, 2004, respectively.

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value, which considers the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. During the third quarter ended September 30, 2005, the Company recorded an impairment writedown of assets totaling $281,459 relating to gaming machines placed with customers under participation agreements. Management determined that the writedowns were necessary due to poor performance of the machines placed at customer locations, and management’s anticipated decision to withdraw from the Class II and Class III gaming markets (see Note 12 below).

Technology and Distribution Rights. The Company’s technology and distribution rights relate to a $5,000,000 fee for redemption technology licensed from Bally Gaming, Inc. The technology and distribution rights are being amortized over the five-year term of the agreement. (Note 8)

Debt Issuance Costs. The Company capitalizes debt issuance costs and amortizes the costs over the life of the loan using the straight-line method, which approximates the interest method. The capitalized costs related to the convertible debt investment from Pandora Select Partners L.P. (“Pandora”) in May 2004 include the origination fee paid to Pandora of $33,000, the $50,000 cash paid to Blake Capital Advisors, LLC (“Blake”), the value of the warrants issued to Blake and $10,000 of legal fees, and are included in other assets in the financial statements. The warrants issued to Blake were valued at $225,000 using the Black-Scholes pricing model. The capitalized costs related to the loans from Pandora and Whitebox Intermarket Partners L.P. (“Whitebox”) in September 2004 includes the origination fee paid of $45,000 and $5,000 of legal fees. The capitalized costs related to the loans from Pandora and Whitebox in September 2004 also include the fee paid in March 2005 of $37,500 to allow the Company to extend the due date of the notes. The capitalized costs related to the loan from Crown Bank in June 2005 include the origination fee paid of $30,000 and the value of the warrants issued to Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became the Company’s President on August 2, 2005, for their personal guarantee of the loan. The warrants issued to Messrs. Eibensteiner and Olah were valued at $578,064 using the Black-Scholes pricing model. At September 30, 2005 the Company had $28,489 of unamortized debt issuance costs and at December 31, 2004 the Company had unamortized debt issuance costs of $206,937, classified as other assets on the balance sheet. Amortization of the debt issuance costs for the three months ended September 30, 2005 and 2004 was $613,154 and $59,096, respectively and for the nine months ended September 30, 2005 and 2004 was $861,512 and $83,062, respectively. Estimated amortization of remaining debt issuance costs is $28,489 for the year ending December 31, 2005.

Research and Development Costs. Costs related to research, design and development of products are charged to research and development expense as incurred. Software development costs are capitalized beginning when a software’s technological feasibility has been established and ending when the software code is completed and incorporated in gaming systems. The Company uses the working model approach to determine technological feasibility. Generally, the Company’s software is placed into gaming products soon after technological feasibility has been established. As a result, the Company has not capitalized any internal software development costs, since such costs have not been significant and the products are released shortly after technological feasibility. Research and development expense was $165,892 and $0 for the three months ended September 30, 2005 and 2004, respectively and was $370,924 and $850,000 for the nine months ended September 30, 2005 and 2004, respectively.

Net Loss Per Common Share. Basic and diluted loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the reporting period. Dilutive common-equivalent shares have not been included in the computation of diluted net loss per share because their inclusion would be antidilutive. Antidilutive common-equivalent shares issuable based on future exercise of stock options or warrants could potentially dilute basic loss per common share in subsequent years. All options and warrants outstanding were antidilutive for the three and nine months ended September 30, 2005 and 2004.

Employees

Stock-Based Compensation. In accordance with Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of the Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's general policy is to grant stock options and warrants at fair value at the date of grant. Options and warrants issued to employees are recorded at fair value, as required by Statement of Financial Accounting Standards (“SFAS”) No. 123 "Accounting for Stock Based Compensation", using the Black-Scholes pricing model. The Company has adopted the disclosure only provision of SFAS No. 148, “Accounting for Stock Based Compensation.”

The Company applies APB No. 25 and related interpretations in accounting for its stock options and warrants issued to employees. Had compensation costs for the Company's stock options and warrants been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been changed to the approximate pro forma amounts indicated below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net loss:
As reported	$(2,812,738)	$(986,575)	$(5,923,174)	$(2,754,318)
Pro forma	(3,086,601)	(1,107,739)	(6,641,343)	(3,123,853)

Basic and diluted net loss per common share
As reported	$(0.21)	$(0.09)	$(0.45)	$(0.27)
Pro forma	(0.23)	(0.10)	(0.50)	(0.31)

Stock-based compensation
As reported	$–	$153,937	$–	$220,416
Pro forma	273,863	121,164	718,169	369,535

The following significant assumptions were utilized to calculate the fair value information presented utilizing the Black-Scholes pricing model:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Risk Free interest rate	4.17%	2.94%	3.96%	2.93%
Expected life	4.0 years	4.0 years	4.3 years	4.96 years
Expected volatility	162%	642%	148%	637%
Expected dividends	0%	0%	0%	0%

 Non-employees

Through September 30, 2005, the Company has outstanding options and warrants to purchase 1,422,366 shares of the Company’s common stock to non-employees, mostly consultants, with exercise prices ranging from $0.75 per share to $3.30 per share and expiring at various times through June 2014. Pursuant to Emerging Issues Task Force 96-18 (EITF 96-18), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” the Company will value and record an expense related to the options on the earlier of the date a performance commitment is met or the date the performance is complete. The Company recorded an expense of $78,986 and $153,937 for the three months ended September 30, 2005 and 2004, respectively, and an expense of $457,819 and $220,416 for the nine months ended September 30, 2005 and 2004, respectively, in accordance with EITF 96-18. During the nine months ended September 30, 2005, options for 265,000 shares of the Company’s common stock were cancelled.

Reclassifications. Certain accounts in the prior quarter financial statements have been reclassified for comparative purposes to conform with the presentation in the current quarter financial statement. These reclassifications had no effect on the net loss or shareholders’ equity.

Recent Accounting Pronouncements. In June 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion No. 20 and FASB Statement No. 3. The statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of this statement. The Company does not expect the adoption of SFAS No. 154 to have a material effect on its financial statements.

In December 2004, FASB issued SFAS No. 123R which requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees, but expressed no preference for the type of valuation model. FASB No. 123R is effective for small business issuers as of the beginning of interim or annual reporting periods that begin after December 15, 2005. The Company will adopt SFAS No. 123R in its first fiscal 2006 quarter. The impact of SFAS No. 123R has not been determined by the Company.

Note 3. Software

On March 4, 2004, the Company signed a Software Development Agreement with MET Games, Inc. (“MET”) to purchase certain Linux-based software and technology being developed by and owned by MET for the operation of certain gaming computers and systems. Pursuant to the agreement, the Company made a $250,000 cash payment to MET and issued 800,000 unregistered, restricted shares of the Company’s common stock.

The Company had the right to terminate the agreement and recover the $250,000 payment and 800,000 unregistered, restricted shares of the Company’s common stock if MET failed to deliver software that met the specifications detailed in the agreement or in the event that MET failed to provide the software in accordance with the development schedule detailed in the agreement. Despite this fact, due to the development of the software not having reached technological feasibility on the date of the agreement and the $250,000 cash payment being a significant performance commitment, the Company expensed the cash payment and the value of the common stock, $600,000, as research and development expense. For this purpose, the common stock was valued at $0.75 per share, based upon the price of the Company’s then recently completed private placement.

MET is wholly-owned by an individual who became an employee of the Company on March 4, 2004.

On February 3, 2005, the Company and MET executed an amendment to the Software Development Agreement to be effective January 24, 2005. The amendment provides for the Company’s acceptance of MET’s non-conforming delivery of the software in exchange for MET’s reimbursement to the Company of up to $100,000 for all internal and external costs and expenses related to the completion of the software and the Company’s access to MET’s office and warehouse space to facilitate the completion of the software. As of September 30, 2005, $76,561 has been recorded as an other receivable for expenses related to completion of the software. The Company intends to complete the development of the bingo software internally. In connection with the amendment, the Company agreed to release the restrictions on 100,000 shares of common stock immediately and on the remaining 700,000 shares commensurate with revised milestone achievements. The amendment did not change the Company’s ownership rights or limit its risks with respect to the completed software. As a result there were no accounting adjustments or revisions attributable to this amendment.

Note 4. Shareholder’s Equity

Common Stock

In November 2003, the Company began a private placement which ended in March 2004 (the “Offering”). A majority of the sales of the Company’s common stock occurred after December 31, 2003. In the Offering, the Company sold a total of 1,796,829 shares of its common stock (of which 1,531,989 were sold in 2004) for a per share price of $0.75 (i.e., raising a gross total of $1,347,626, $1,148,996 of which was raised in 2004). The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933, as amended. The Company raised funds in this private placement in anticipation of entering into the business of developing, manufacturing, distributing and servicing gaming machines, primarily for the Native American and charitable gaming markets. The Company used an agent for a portion of these sales. As a fee, the Company paid the agent $62,550 in cash and issued the agent fully-vested five-year warrants to purchase up to 83,400 shares of the Company’s common stock for an exercise price of $0.75 per share. In addition, the Company incurred legal fees and other expenses of $19,407 related to the Offering.

In November, 2004, the Company completed a private placement (the “Second Offering”) of 1,811,429 Units (“Units”), each consisting of one share of common stock, par value $.01 per share, and five-year warrants to purchase one additional share of common stock at a purchase price of $3.75 per share. The per-Unit price was $2.50 (i.e., raising a gross total of $4,528,573). The Company used two agents in completing the sale of the Units in the Second Offering. As a fee, the Company paid the agents $362,286 in cash, and issued the agents fully-vested five-year warrants to purchase up to 181,143 Units for an exercise price of $2.50 per Unit. In addition, the Company incurred legal fees and other expenses of $70,898 related to the Second Offering.

In connection with the two transactions, the cash paid and the legal fees incurred were recorded as reductions in the proceeds received.

Preferred Stock

The Company’s Series A Convertible Preferred Stock has voting rights identical to common stock. In the event of liquidation, the Series A Convertible Preferred shareholders receive a liquidation preference. Although no dividends are required with respect to the Series A Preferred Stock, no dividend shall be paid on any shares of common stock unless comparable dividends are paid on the Series A Convertible Preferred Stock.

The holders of Series A Convertible Preferred Stock may elect to convert all or a portion of such shares into shares of the Company’s common stock in the manner set forth in the Series A Convertible Preferred Stock Certificate of Designation on file with the Minnesota Secretary of State. After adjustment pursuant to the terms of the Certificate of Designation, each share of Series A Convertible Preferred Stock currently converts into 2.257 shares of the Company’s common stock.

As of December 31, 2004, holders of 233,333 shares of the Company’s Series A Convertible Preferred Stock had converted their preferred shares into 526,597 shares of the Company’s $.01 par value common stock. During the nine months ended September 30, 2005 holders of 163,333 shares of the Company’s Series A Convertible Preferred Stock converted their preferred shares into 368,617 shares of the Company’s $.01 par value common stock. At September 30, 2005 there were outstanding 43,334 shares of Series A Convertible Preferred Stock which were convertible into an aggregate of 97,798 shares of the Company’s common stock with a liquidation preference of $65,000.

On September 29, 2005, the Company filed a certificate of designation with the Minnesota Secretary of State which designates and authorizes for issuance a new series of preferred stock denominated "Series B Variable Rate Convertible Preferred Stock" (the "Series B Preferred Stock"). Under the terms of the certificate of designation, the Company is authorized to issue up to 30,000 shares of the Series B Preferred Stock which are convertible into shares of the Company's common stock. Holders of Series B Preferred Stock will be entitled to cumulative dividends, payable quarterly, in cash or (subject to certain limitations) through the issuance of common stock. Holders of Series B Preferred Stock will not be entitled to vote on matters submitted to a vote of the Company's shareholders, except under limited circumstances set forth in the certificate of designation and as otherwise required under Minnesota law. The certificate of designation provides holders of Series B Preferred Stock with a liquidation preference in the amount of the stated value of their preferred shares plus accrued but unpaid dividends thereon. As of September 30, 2005, the Company had not issued any Series B Preferred Stock. For further information, see Note 12 below.

Note 5. Convertible Note Payable

On May 20, 2004, the Company received $1,100,000 in a convertible debt investment from Pandora. The note was payable in interest only, at 10% per annum, through August 20, 2004, and thereafter is payable in equal monthly installments over the next 15 months. The note is convertible by Pandora into common stock of Spectre at $2.50 per share, and allows Spectre, subject to certain conditions and limitations, to make monthly installment payments with its common stock at a price per share equal to 90% of the average closing bid price of the common stock over the 30 trading days immediately preceding the payment date. In connection with the financing, Spectre paid a 3% origination fee, issued a fully-vested five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share, and granted Pandora a security interest in the Company’s assets. The gross proceeds of $1,100,000 were allocated between the convertible note and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount, the fair value of the warrants and the beneficial conversion of the note into common stock as defined in EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” will be amortized over the life of the promissory note using the straight-line method, which approximates the interest method. The note is convertible by the holder any time in whole or in part upon written notice to the Company. Such conversion is limited to the extent the holder’s beneficial ownership interest would exceed 4.99% of outstanding common stock at conversion. In addition, Spectre agreed to file a registration statement by November 3, 2004, which date was extended to November 30, 2004, with the SEC, covering the issuance or resale of the shares of Spectre’s common stock which may be issued in connection with the note and warrant issued to Pandora, and cause the same to be effective by February 1, 2005. The Company filed the registration statement on November 30, 2004 and the registration statement was declared effective on January 24, 2005. In connection with the financing, the Company also paid a finder’s fee to Blake of $50,000 and issued a fully-vested five-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share and a fully-vested five-year warrant for the purchase of 50,000 shares at $3.00 per share, and paid legal fees of $10,000. The fees and the value of the warrants were recorded as deferred financing costs and will be amortized over the life of the convertible debt.

The allocation of the gross proceeds of the convertible note payable is summarized below as of September 30, 2005:

Convertible note payable, total borrowed	$1,100,000
Value of 200,000 warrants allocated to additional paid in capital	(450,000)
Value of beneficial conversion of note payable allocated to additional paid in capital	(340,000)
Convertible note payable, net of original issue discount	310,000
Amortization of original issue discount	719,211
Principal payments on convertible note	(868,911)
Convertible note payable, net	$160,300

On October 27, 2005 the Company issued 200 shares of its Series B Preferred Stock in exchange for the reduction of $200,000 of the balance due Pandora on the $1.1 million convertible note (See Note 12 below). On October 28, 2005 the Company made a payment of $35,457 representing the remaining balance of principal and interest on the note.

Note 6. Short-term Debt

On September 10, 2004, the Company issued two $750,000 promissory notes bearing interest at the rate of 10% per annum. One note was issued to Pandora and the other note was issued to Whitebox. The notes were payable interest only through March 10, 2005, at which time the principal was due. In connection with the financing, Spectre paid a 3% origination fee, issued five-year warrants for the purchase of 50,000 shares of Spectre’s common stock at $3.00 per share to both Pandora and Whitebox, and granted Pandora and Whitebox security interests in the Company’s assets. The warrants contain provisions that provide for the exercise price to be adjusted downward if the Company issues additional common stock or common stock equivalents with a lower exercise price. The gross proceeds of $1,500,000 were allocated between the notes and the common stock warrants based on the relative fair values of the securities at the time of issuance. The common stock warrants were valued using the Black-Scholes pricing model. The resulting original issue discount and the fair value of the warrants will be amortized over the life of the promissory notes using the straight-line method, which approximates the interest method. In addition, Spectre agreed to file a registration statement by February 1, 2005 with the SEC, covering the issuance or resale of the shares of Spectre’s common stock which may be issued in connection with the warrants issued to Pandora and Whitebox. The Company filed the registration statement on November 30, 2004 and the registration statement was declared effective on January 24, 2005.

On March 10, 2005, the Company signed amendments to the two $750,000 secured promissory notes issued to Pandora and Whitebox. The amendments extend the due date of the notes to June 10, 2005, which date was further extended by the Company to September 10, 2005. As part of the amendments the Company agreed to maintain assets whose value equals or exceeds the principal interest amounts then owned under the notes. For purposes of valuing the assets for compliance under this provision, the Company’s cash shall be valued at 100%, the Company’s accounts receivable shall be valued at 80% and the Company’s inventory and fixed assets shall be valued at 50% of their respective book values. As consideration for the amendments, the Company paid Pandora and Whitebox each $18,750 and amortized the expense over the first extension period. In June 2005, the Company elected to extend the notes to September 10, 2005, and paid Pandora and Whitebox each $18,750 and amortized the expense over the second extension period. On September 28, 2005 the Company entered into Forbearance and Extension Agreements with both Pandora and Whitebox extending the maturity dates of the two notes until September 30, 2006. Pursuant to the agreements, beginning October 10, 2005 and on the 10th day of each month thereafter, the Company is required to pay the accrued interest on the notes.

The allocation of the gross proceeds of the short-term debt is summarized below as of September 30, 2005:

Short-term debt, total borrowed	$1,500,000
Value of 100,000 warrants allocated to additional paid in capital	(325,000)
Short-term debt, net of original issue discount	1,175,000
Amortization of original issue discount	325,000
Total short-term debt, net	$1,500,000

On September 30, 2005, the Company issued eight unsecured short-term promissory notes to eight separate investors in exchange for a total of $880,000. On the same day, the Company obtained an oral commitment from another investor to loan the Company $150,000 for an identical unsecured promissory note. All of the promissory notes will accrue interest at the rate of 6% per annum, and become due and payable in full on October 21, 2005. The promissory notes (including accrued interest) are convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Preferred Stock on or prior to their maturity date. One of the investors is D. Bradly Olah, the Company's President, and another investor is a corporation that is affiliated with Russell C. Mix, the Company's Chief Executive Officer.

In connection with the financing, the Company issued to the investors five-year warrants to purchase an aggregate of 1,760,000 shares of the Company's common stock for one dollar per share. The proceeds of $880,000 were allocated between the short-term notes and the warrants based on the relative fair market values of the securities at the time of issuance. The warrants were valued using the Black Scholes pricing model. The resulting original issue discount is being amortized over the life of the short-term notes using the straight-line method, which approximates the interest method. The beneficial conversion of the promissory notes into the Company’s common stock was valued using the Black Scholes pricing model, and determined to be zero. The warrants contain customary provisions for adjustment to the exercise price in the event of stock splits, combinations and dividends, and include cashless-exercise provisions. The warrants also contain anti-dilution adjustments to the exercise price and number of common shares issuable upon exercise in the event of certain dilutive issuances of equity securities. In addition, upon funding, the Company will deliver to the investor from whom it received a funding commitment for $150,000, an identical fully vested five-year warrant for the purchase of 300,000 common shares.

On October 27, 2005, all of the unsecured short-term convertible promissory notes, totaling $880,000, were converted into an aggregate of 880 shares of the Company’s Series B Preferred Stock (see Note 12).

The allocation of the gross proceeds of the short-term debt is summarized below as of September 30, 2005:

Short-term debt, total borrowed	$880,000
Value of 1,760,000 warrants allocated to additional paid in capital	(880,000)
Total short-term debt, net	$0

Note 7. Class II License Agreement

On June 30, 2004, the Company signed a three-year non-exclusive license agreement (“License Agreement”) with Bally Gaming Inc. (“Bally”). The License Agreement calls for the Company to purchase up to 3,000 game cabinets from Bally over the term of the License Agreement. Nevertheless, if the Company has purchased at least 70% of its Class II cabinet purchases from Bally during the term, Bally shall waive the 3,000 game cabinet purchase minimum. In addition, the Company was obligated to purchase at least 100 game cabinets from Bally, and incur certain minimum license-fee charges of $187,500, by June 30, 2004. As of September 30, 2005, the Company had not taken delivery of any of the products that include the license fee charges and therefore the minimum license fee paid is included in prepaid expenses at September 30, 2005 and December 31, 2004. Upon receipt of the machines that include the license fees and the placement of the machines, through a participation agreement, into service, the Company will begin amortizing the licenses over the three-year estimated useful life of the machines. In an August 12, 2005 letter agreement, Bally agreed to allow the prepaid license to be applied to Class III cabinet purchases. The Company subsequently received a verbal commitment from Bally that the prepaid license-fee can be applied to future “game title” purchases to be used in AWP cabinet purchases.

Note 8. Redemption Technology and Supply Agreement

On May 24, 2005, the Company entered into a Redemption Technology and Supply Agreement (the “Agreement”) with Bally Gaming, Inc., a Nevada corporation.

Under the Agreement Bally granted to the Company: (i) an exclusive license to market and distribute redemption games using equipment containing certain proprietary technology of Bally; (ii) an exclusive license to utilize the technology to develop redemption games and gaming systems; and (iii) a non-exclusive license to use the technology for purposes ancillary to the foregoing (collectively, the “License”). In addition to obtaining the License, the Agreement provides that the Company shall have the right to exclusively license Bally-owned game themes for use with the Company’s redemption games and systems.

The Agreement and the License last for an initial term of five years, but may be extended if the Company meets certain performance targets. Under the Agreement, the Company will pay an upfront License fee of $5 million, payable as follows: $1 million was due on or prior to June 23, 2005; $1 million was due no later than August 15, 2005; and the remaining $3 million was payable pursuant to an unsecured two-year promissory note providing payments in four equal installments on each successive six-month anniversary of the Agreement. The note bears interest at 12% per annum. On August 12, 2005, the Company received an extension until August 31, 2005 to make the $1 million payment to Bally’s that was due on August 15, 2005. On September 9, 2005 the Company received an additional extension until September 29, 2005 to make the required payment. On September 30, 2005, the agreement was further amended whereby Bally agreed to accept a payment from the Company in partial satisfaction of the total amount owed Bally. In addition, Bally agreed to a payment extension for the remaining balance owed (in the principal amount of $1,572,566) plus accrued interest at 18% per annum, with such remaining amount due on October 31, 2005.

In addition to the License fee, beginning in January 2007 the Agreement requires the Company to pay royalties monthly based on the number of in-service redemption games during each day of the Agreement’s term. As of September 30, 2005, the Company has paid the $1 million due on June 23, 2005, paid $187,433 on September 30, 2005 and recorded liabilities for the remaining $3,812,567 payable to Bally.

On October 31, 2005 the Company paid Bally the agreed upon amounts due as of October 31, 2005 under the Agreement as amended.

Under the Agreement, the Company will have the right to have Bally provide transition training services so that Company employees may become familiar with the licensed technology. The Agreement also provides fixed pricing for the Company’s (i) purchase of electronic components containing the licensed technology, (ii) purchase of gaming cabinets in which to house redemption games employing the licensed technology, (iii) purchase of materials to convert the redemption games into video lottery terminals and/or Class III gaming machines (i.e., slot machines), and (iv) acquisition from Bally of other services on an hourly basis.

Note 9. Bank Promissory Note

On June 21, 2005, the Company issued a $1.5 million unsecured promissory note to Crown Bank of Edina, Minnesota. The note was due on August 31, 2005 and bears interest at 1% above prime (7.25% at June 30, 2005). In connection with this loan the Company paid a two percent origination fee, which was amortized from June 21, 2005 until August 31, 2005. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became our President on August 2, 2005. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance. The warrants were valued at $578,064 using the Black Scholes pricing model and the value of the warrants was amortized from June 21, 2005 until August 31, 2005. On September 29, 2005 the Company entered into a Forbearance and Extension Agreement with Crown Bank of Edina, Minnesota extending the due date of the $1.5 million unsecured promissory until October 31, 2005.

On October 28, 2005, the Company paid the balance in full of the unsecured promissory note to Crown Bank (see Note 12).

Note 10. Related Party Transactions

The Company incurred expenses from a corporation, owned by a former director of the Company and employing another director and officer of the Company, for rent and consulting services of approximately $21,000 and $29,000 during the three months ended September 30, 2005 and 2004, respectively and $76,000 and $74,000 during the nine months ended September 30, 2005 and 2004, respectively.

The Company incurred expenses from a corporation, partially owned by the CEO and director of the Company, for consulting services and expense reimbursements of approximately $94,000 and $35,000 during the three months ended September 30, 2005 and 2004, respectively and $272,000 and $48,000 during the nine months ended September 30, 2005 and 2004, respectively. The Company’s CEO also serves as a director of the corporation.

In February 2004, the Company entered into a consulting agreement with D. Bradly Olah, then a greater-than-five-percent shareholder of the Company. Pursuant to the consulting agreement, Mr. Olah received $12,500 per month for four months (ending as of May 31, 2004) in exchange for general consulting services. On June 1, 2004, the Company entered into a new consulting agreement with Mr. Olah providing for payments of $12,500 per month for a two-year term. In connection with the new consulting agreement, Mr. Olah received options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share (the fair value of the stock on the date of grant). Beginning on June 15, 2005, the option vests in 100,000-share increments on each June 15 through 2007, and has a five-year term during which the options must be exercised or forfeited. The options will be measured on the date performance is complete; until then variable plan accounting is applied using the Black-Scholes pricing model. The options had a value of $640,954 at June 30, 2005, of which $260,519 had been charged to expense through June 30, 2005. Effective as of August 2, 2005, the Company’s board of directors elected D. Bradly Olah as its President to replace Russell Mix, who continues to serve as the Company’s Chief Executive Officer. The Consulting Agreement with Mr. Olah was terminated as a result of his appointment as President. For his services as President, the Company will compensate Mr. Olah with an annual salary in the amount of $150,000 and, has granted Mr. Olah a ten-year non-qualified option to purchase up to 500,000 shares of common stock at a per-share price of $2.55 (which was greater then the fair value of the stock on the date of grant). The option will vest ratably over three years in installments of 166,666, 166,666 and 166,668 shares on August 2, 2006, 2007 and 2008, respectively. Additionally, the Company and Mr. Olah have entered into a letter agreement amending an option agreement dated June 1, 2004 which the parties entered into in connection with the Consulting Agreement. Under the letter agreement, the parties agreed to (i) cease the vesting of 200,000 unvested shares subject to the 2004 Option Agreement; and (ii) extend the term during which the vested options subject to the 2004 Option Agreement may be exercised through July 26, 2010 (subject to early termination in the event Mr. Olah ceases to serve as an employee of or consultant to the Company). The Company evaluated the accounting treatment of the options according to Emerging Issues Task Force 00-23 (EITF 00-23), "Issues related to the Accounting for Stock Compensation under APB Opinion No. 25, and FASB Interpretation No. 44". Due to the modified stock options being fully-vested at the time of the modification, there was no additional compensation expense recognized related to the modification.

In connection with the convertible debt financing from Pandora, the Company paid $50,000 and issued two fully-vested three-year warrants to Blake Advisors, LLC, a Minnesota limited liability company wholly owned by Wayne W. Mills, a greater-than-five-percent shareholder of the Company. The warrants were issued in exchange for financial-advisory services rendered by Blake. One warrant grants Blake the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $2.50 per share, and the second warrant grants Blake the right to obtain up to 50,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants were valued at $225,000 using the Black-Scholes pricing model and will be expensed using the straight-line method over the term of the promissory note. For the three and nine months ended September 30, 2005, the Company recorded expense of $37,500 and $112,500 related to these warrants.

On June 21, 2005 the Company secured a $1.5 million loan from Crown Bank of Edina, Minnesota. In connection with this loan the Company paid a two percent origination fee, which was amortized from June 21, 2005 until August 31, 2005. The loan was guaranteed by two persons, Ronald E. Eibensteiner (the Company’s former Chairman and Chief Executive Officer) and D. Bradly Olah, who became our President on August 2, 2005. In exchange for their guarantees, the Company issued each of the foregoing guarantors five-year warrants to purchase 150,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance. The warrants were valued at $578,064 using the Black Scholes pricing model and were amortized and recorded as an expense from June 21, 2005 until August 31, 2005.

Note 11. Significant Customers

Revenues to two customers accounted for 77% of total revenues during the three months ended September 30, 2005 and revenues to three customers accounted for 72% of total revenues during the nine months ended September 30, 2005.

Note 12. Subsequent Events

On October 27, 2005, the Company offered and sold an aggregate of 7,420 shares of the Company’s Series B Preferred Stock, together with warrants to purchase an aggregate of 4,637,500 shares of the Company’s common stock. The preferred shares are convertible into an aggregate of 4,637,500 of the Company’s common stock at a conversion price of $1.60 per share. The warrants are exercisable for a period of five years at an exercise price of $1.84 per share.

Of the 7,420 shares of Series B Preferred Stock, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company. Among subscribers converting loans into securities sold in the private placement were D. Bradly Olah, the President of the Company, and Prolific Publishing, Inc., a company of which Russell C. Mix, the Chief Executive Officer of the Company, is a director.

Sales of the Series B Preferred Stock and warrants raised an aggregate of $7,420,000 in gross proceeds (which figure includes the conversion of $1,230,000 of principal amount of loans made to the Company) less approximately $580,000 in sales commissions payable in cash. In addition to cash compensation, selling agents received five-year warrants to purchase an aggregate of 695,624 shares of the Company’s common stock at an exercise price of $1.84 per share.

Subsequent to the completion of the offering, the Company used a portion of the proceeds to pay amounts due through October 31, 2005 to Pandora (Note 5), Bally (Note 8) and Crown Bank (Note 9).

Neither the securities offered and sold in the private placement, nor the shares of common stock underlying such securities, were registered under the Securities Act, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Effective as of October 28, 2005, the Company elected Kevin Greer as its Chief Financial Officer. For his services as Chief Financial Officer, the Company will compensate Mr. Greer with an annual salary in the amount of $120,000 and has granted Mr. Greer a five-year non-qualified option to purchase up to 250,000 shares of common stock at a per-share price of $1.60. The option will vest ratably over three years in installments of 83,333, 83,333 and 83,334 shares on October 28, 2006, 2007 and 2008, respectively.

Effective as of October 28, 2005, the Company’s board of directors appointed D. Bradly Olah to its board of directors. Mr. Olah is currently serving as the Company’s President.

Concurrent with the respective appointments of Mr. Greer and Mr. Olah, Brian D. Niebur resigned from the Company’s board of directors and as the Company’s Chief Financial Officer.

Subsequent to September 30, 2005, the Company determined that it would be in its best interest to concentrate its efforts on the AWP market. Associated with this decision, the Company has begun to reduce its workforce and operations in the Class II and Class III gaming markets and anticipates developing a plan to discontinue those operations. For the three and nine months ended September 30, 2005 revenues related to Class II and Class III operations were $150,983 and $399,867 respectively, or 100% of the Company’s revenues year-to-date. The effect on continuing operations would be to reduce revenues and gross margins to zero for the three and nine months ended September 30, 2005.

PROSPECTUS

, 2005

Spectre Gaming, Inc.

16,810,678 Shares of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Minnesota law permits a company to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of ours. In addition, the Company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Spectre Gaming, Inc.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$3,000
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Printing and engraving expenses	5,000
Miscellaneous	5,000
Total	$58,000

Item 26. Recent Sales of Unregistered Securities

In September 2003, the Company sold 4,541,333 shares of common stock (on a post-reverse-split basis) to accredited investors, the proceeds of which totaled $272,480. Of this sum, $130,480 was received in cash, $42,000 was a conversion of loans payable to related parties, $100,000 was received as stock subscriptions receivable. Shares were sold at the per-share price of $0.06 on a post-reverse-split basis (the Company’s one-for-three reverse stock split occurred on December 2, 2003). The shares were issued in a private placement under Rule 506 and Section 4(2) of the Securities Act.

During 2003, the Company issued five-year warrants to a consultant to purchase an aggregate of 16,666 shares of common stock at a purchase price of $0.75 per share. The warrants were issued in a private placement under Section 4(2) of the Securities Act.

During 2003, the Company issued options under the 1999 plan for an aggregate of 199,999 shares of common stock at purchase prices ranging from $0.15 to $0.75 per share. The options were issued to two members of the Company’s board of directors, in private placements under Section 4(2) of the Securities Act.

During 2004, the Company issued options for an aggregate of 1,181,667 shares of common stock at purchase prices ranging from $0.75 to $3.50 per share. These options were issued to employees and Company directors. 225,000 of these shares were issued under the 2004 Plan. These shares were issued in private placements under Section 4(2) of the Securities Act.

During 2004, the Company has issued options for an aggregate of 1,065,000 shares of common stock at purchases prices ranging from $2.00 to $3.30. The options were issued to outside consultants of the Company in private placements made under Section 4(2) of the Securities Act.

On March 4, 2004, the Company issued 800,000 unregistered and restricted shares of common stock to MET Games in connection with a software development agreement and the Company’s acquisition of software for a proprietary Linux-based operating system for Central Determination Games (as defined on page 1 above). The Company has the right to terminate the software development agreement and recover the 800,000 restricted shares of common stock if MET Games fails to deliver software that meets the specifications detailed in the agreement or in the event that MET fails to provide the software in accordance with the development schedule detailed in the agreement. The shares were issued in a private placement under Section 4(2) of the Securities Act.

The Company sold a total of 1,796,829 shares of its common stock at a per-share price of $0.75 (i.e., raising a gross total of $1,347,626) in the March 2004 Private Placement. Sales of common stock in the March 2004 Private Placement were made solely to accredited investors. The Company used an agent for a portion of these sales and as a fee paid the agent $62,550 in cash, and issued the agent five-year warrants to purchase up to 83,400 shares of the Company’s common stock for a purchase price of $0.75 per share. Shares were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On May 20, 2004, the Company issued a $1,100,000 convertible promissory note to Pandora. In connection with this financing, Spectre issued Pandora a five-year warrant for the purchase of 200,000 shares of Spectre’s common stock at $2.50 per share. As part of this financing, the Company paid a three percent cash origination fee. The securities sold in this transaction were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

In connection with the May 20, 2004 convertible-debt investment by Pandora, the Company issued to Blake Advisors a three-year warrant for the purchase of 50,000 shares of the Company’s common stock at $2.50 per share, and a three-year warrant for the purchase of 50,000 shares at $3.00 per share. The warrants were issued for financial-advisory and finders services rendered. The securities were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On June 1, 2004, the Company entered into a consulting agreement providing for the issuance of options to purchase up to 300,000 shares of the Company’s common stock at an exercise price of $2.15 per share (the fair value of the stock on the date of grant). Beginning on June 15, 2005, the option vests in 100,000-share increments on each June 15 through 2007, and has a five-year term during which the options must be exercised or forfeited. The options were issued in a private placement under Section 4(2) of the Securities Act.

On June 16, 2004, Spectre issued 200,000 shares of its common stock to Games of Chance in connection with a distribution agreement (described on page 4 above as the “Games of Chance Transaction”). The shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

On September 10, 2004, the Company issued two $750,000 promissory notes to each of Pandora and Whitebox. In connection with this financing, Spectre issued five-year warrants for the purchase of 50,000 shares of Spectre’s common stock at $3.00 per share to each of Pandora and Whitebox. The Company paid a three percent cash origination fee as part of this financing. The securities sold in this transaction were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On November 24, 2004, the Company closed on a private placement of 1,811,429 units made solely to accredited investors, each consisting of one share of common stock and a five-year warrant to purchase one additional share of common stock at a purchase price of $3.75 per share, in the November 2004 Private Placement. The per-unit price was $2.50. The Company raised a gross total of $4,528,573 in the November 2004 Private Placement. The Company used two agents in completing the sale of the units in the November 2004 Private Placement. As a fee, the Company paid the agents $362,286 in cash, and issued the agents five-year warrants to purchase up to 181,143 units for a purchase price of $2.50 per unit. The securities sold in the November 2004 Private Placement were issued in a private placement made under Section 4(2) and Rule 506 of the Securities Act.

On December 14, 2004, the Company issued options to two employees to purchase an aggregate of 57,500 shares of common stock at a per-share price of $2.50. The options were issued under the 2004 Plan, in a private placement made under Section 4(2) of the Securities Act.

On January 14, 2005, the Company issued 70,000 shares of common stock in connection with a transaction in which the Company acquired certain assets. These securities were issued in a private placement made under Section 4(2) of the Securities Act.

During 2005, the Company has issued options under the 2004 Plan for an aggregate of 735,000 shares of common stock at purchase prices ranging from $1.83 to $2.45 per share. The options were issued to two members of the Company’s board of directors, two employees, and two outside consultants, in private placements under Section 4(2) of the Securities Act.

In the months February through November 2005, the Company issued an aggregate of 84,123 shares of common stock to Pandora in satisfaction of principal and interest payments due under the promissory note issued in the May 20, 2004 debt financing, in private placements under Section 4(2) of the Securities Act and Regulation 506 thereunder.

On June 21, 2005, the Company issued five-year warrants to purchase an aggregate of 300,000 shares of the Company’s common stock at the price of $2.20, the closing price of the common stock on the date of issuance, to two individuals who provided personal guarantees in connection with a $1.5 million loan made to the Company by Crown Bank, of Edina, Minnesota. These warrants were issued in a private placement under Section 4(2) of the Securities Act and Regulation 506 thereunder.

Between September 30 and October 24, 2005, the Company issued nine unsecured short-term 6% promissory notes to nine separate investors in exchange for a total of $1,030,000. The promissory notes (including accrued interest) were convertible, at the option of the noteholders and subject to certain conditions, into shares of the Company Series B Variable Rate Preferred Stock. All of these notes were converted into shares of the Company’s Series B Preferred Stock on October 27, 2005. In connection with this financing, the Company issued to the investors five-year warrants to purchase an aggregate of 2,060,000 shares of common stock for $1.00 per share. The promissory notes and warrants were issued in private placements under Section 4(2) of the Securities Act and Regulation 506 thereunder.

On October 27, 2005, the Company offered and sold an aggregate of 7,420 shares of our Series B Variable Rate Convertible Preferred Stock, together with five-year warrants to purchase an aggregate of 4,637,500 shares of common stock at an exercise price of $1.84 per share. In addition, the Company issued five-year warrants to two placement agents, giving them to purchase an aggregate of 695,624 shares of common stock at an exercise price of $1.84 per share. Of the 7,420 shares of Series B Variable Rate Convertible Preferred Stock offered and sold, subscriptions for an aggregate of 1,230 shares were accepted, in lieu of cash, upon conversion of $1,230,000 of the principal amounts of nine unsecured short-term promissory notes made to the Company, including the $1,030,000 of short-term promissory notes described in the preceding paragraph. The Company made offers and sales of the Series B Variable Rate Convertible Preferred Stock and accompanying warrants (including warrants issued to placement agents) in a private placement under Section 4(2) of the Securities Act and Regulation 506 thereunder.

Exhibit No.	Description

3.1
Articles of incorporation of Spectre Gaming, Inc. (as filed with the Company’s registration statement on Form SB-2 (File No. 33-90084C) on March 7, 1995; as amended and filed in the Company’s annual report on Form 10-KSB for the year ended December 31, 2003; and as amended and filed in the current report on Form 8-K on September 16, 2004)

3.2	Bylaws of Spectre Gaming, Inc. (as filed with the Company’s registration statement on Form SB-2 (File No. 33-90084C) on March 7, 1995)

4.1	Certificate of Designation for Series A Preferred Stock (as filed with the Company’s annual report on Form 10-KSB for the year ended December 31, 2001)

4.2	Certificate of Designation for Series B Variable Rate Convertible Preferred Stock, as amended (as filed with the Company’s current report on Form 8-K on October 28, 2005)

4.2
Form of Warrant to Purchase Common Stock, issued to purchasers of Series B Variable Rate Convertible Preferred Stock on October 27, 2005 (as filed with the Company’s current report on Form 8-K on October 28, 2005)

4.3	Warrant to Purchase Common Stock, issued to Merriman Curhan & Ford Co. effective October 25, 2005 (to be filed by amendment)

4.4	Warrant to Purchase Common Stock, issued to Feltl and Company effective October 25, 2005 (to be filed by amendment)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (filed herewith)

10.1	Employment Agreement with Russell Mix, dated April 16, 2004 (as filed with the Company’s quarterly report on Form 10-QSB for the period ended March 31, 2004)

10.2	Employment Agreement with Gary Watkins, dated March 4, 2004 (as filed with the Company’s quarterly report on Form 10-QSB for the period ended March 31, 2004)

10.3	Software Development Agreement with MET Games, Inc., dated March 4, 2004 (as filed with the Company’s quarterly report on Form 10-QSB for the period ended March 31, 2004)

10.4	Purchase Agreement with Pandora Select Partners, L.P., dated May 20, 2004 (as filed with the Company’s current report on Form 8-K filed on May 27, 2004)

10.5	Convertible Promissory Note in favor of Pandora Select Partners, L.P., dated May 20, 2004 (as filed with the Company’s current report on Form 8-K filed on May 27, 2004)

10.6	Registration Rights Agreement with Pandora Select Partners, L.P., dated May 20, 2004 (as filed with the Company’s current report on Form 8-K filed on May 27, 2004)

10.7	License Agreement with Bally Gaming, Inc., dated June 30, 2004(as filed with the Company’s quarterly report on Form 10-QSB for the period ended June 30, 2004)

10.8
Purchase Agreement with Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P., dated September 10, 2004 (as filed with the Company’s current report on Form 8-K filed on September 16, 2004)

10.9
Registration Rights Agreement with Pandora Select Partners, L.P. and Whitebox Intermarket Partners, L.P., dated September 10, 2004 (as filed with the Company’s current report on Form 8-K filed on September 16, 2004)

10.10	Promissory Note in favor of Pandora Select Partners, L.P., dated September 10, 2004 (as filed with the Company’s current report on Form 8-K filed on September 16, 2004)

10.11	Promissory Note in favor of Whitebox Intermarket Partners, L.P., dated September 10, 2004 (as filed with the Company’s current report on Form 8-K filed on September 16, 2004)

10.12	Amendment to September 10, 2004 Promissory Note in favor of Pandora Select Partners, L.P., dated March 10, 2005 (as filed with the Company’s annual report on Form 10-KSB filed on March 28, 2005)

10.13	Amendment to September 10, 2004 Promissory Note in favor of Whitebox Intermarket Partners, L.P., dated March 10, 2005 (as filed with the Company’s annual report on Form 10-KSB filed on March 28, 2005)

10.14	Redemption Technology and Supply Agreement with Bally Gaming, Inc., dated May 24, 2005 (as filed with the Company’s current report on Form 8-K/A filed on June 22, 2005)

10.15	Securities Purchase Agreement with purchasers of Series B Variable Rate Convertible Preferred Stock, dated October 27, 2005 (as filed with the Company’s current report on Form 8-K on October 28, 2005)

10.16	Registration Rights Agreement with purchasers of Series B Variable Rate Convertible Preferred Stock, dated October 27, 2005 (as filed with the Company’s current report on Form 8-K on October 28, 2005)

23.1	Consent of Virchow, Krause & Company, LLP (filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 28. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee-benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 9, 2005.

SPECTRE GAMING, INC.

By:	/s/ RUSSELL C. MIX

Russell C. Mix Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Russell C. Mix and Kevin M. Greer, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of the 9th day of December, 2005, by the following persons in the capacities indicated.

Name	Title

/s/ Russell C. Mix	Director and Chief Executive Officer
Russell C. Mix	(Principal Executive Officer)

/s/ Kevin M. Greer	Chief Financial Officer and Secretary
Kevin M. Greer	(Principal Financial and Accounting Officer)

/s/ Kenneth Brimmer	Chairman of the Board
Kenneth Brimmer

/s/ Robert Bonev	Director
Robert Bonev

/s/ N.D. Witcher	Director
N.D. Witcher

/s/ D. Bradly Olah	Director and President
D. Bradly Olah